Filed Pursuant to Rule 424(b)(3)

Registration No. 333-125546

SUPPLEMENT NO. 7 DATED AUGUST 18, 2006

TO PROSPECTUS DATED MARCH 3, 2006

APPLE REIT SEVEN, INC.

The following information supplements the prospectus of Apple REIT Seven, Inc. dated March 3, 2006 and is part of the prospectus. This Supplement updates the information presented in the prospectus. Prospective investors should carefully review the prospectus and this Supplement No. 7 (which is cumulative and replaces all prior Supplements).

Status of the Offering	S – 3
Recent Developments	S – 3
Acquisitions and Related Matters	S – 4
Summary of Contracts for Our Properties	S – 6
Our Properties	S – 8
Management	S – 11
Selected Financial Data	S – 12
Management’s Discussion and Analysis of Financial Condition and Results of Operations	S – 13
Experts	S – 18
Experience of Prior Programs	S – 19
Index to Financial Statements	F – 1

The prospectus, and this supplement, each contain forward-looking statements. These forward-looking statements may involve our plans and objectives for future operations, including future growth and availability of funds. These forward-looking statements are based on current expectations, which are subject to numerous risks and uncertainties. Assumptions relating to these statements involve judgments with respect to, among other things, the continuation of our offering of units, future economic, competitive and market conditions and future business decisions, together with local, national and international events (including, without limitation, acts of terrorism or war, and their direct and indirect effects on travel and the economy). All of these matters are difficult or impossible to predict accurately and many of them are beyond our control. Although we believe the assumptions relating to the forward-looking statements, and the statements themselves, are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that these forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans, which we consider to be reasonable, will be achieved.

“Courtyard by Marriott,” “Fairfield Inn,” “TownePlace Suites,” “Springhill Suites” and “Residence Inn” are each a registered trademark of Marriott International, Inc. or one of its affiliates. All references below to “Marriott” mean Marriott International, Inc. and all of its affiliates and subsidiaries, and their respective officers, directors, agents, employees, accountants and attorneys. Marriott is not responsible for the content of this prospectus supplement, whether relating to hotel information, operating information, financial information, Marriott’s relationship with Apple REIT Seven, Inc., or otherwise. Marriott is not involved in any way, whether as an “issuer” or “underwriter” or otherwise, in the offering by Apple REIT Seven, Inc. and receives no proceeds from the offering. Marriott has not expressed any approval or disapproval regarding this prospectus supplement or the offering related to this prospectus supplement, and the grant by Marriott of any franchise or other rights to Apple REIT Seven, Inc. shall not be construed as any expression of approval or disapproval. Marriott has not assumed, and shall not have, any liability in connection with this prospectus supplement or the offering related to this prospectus supplement.

“Hampton Inn & Suites,” “Homewood Suites,” and “Hilton Garden Inn” are each a registered trademark of Hilton Hotels Corporation or one of its affiliates. All references below to “Hilton” mean Hilton Hotels Corporation and all of its affiliates and subsidiaries, and their respective officers, directors, agents, employees, accountants and attorneys. Hilton is not responsible for the content of this prospectus supplement, whether relating to hotel information, operating information, financial information, Hilton’s relationship with Apple REIT Seven, Inc., or otherwise. Hilton is not involved in any way, whether as an “issuer” or “underwriter” or otherwise, in the offering by Apple REIT Seven, Inc. and receives no proceeds from the offering. Hilton has not expressed any approval or disapproval regarding this prospectus supplement or the offering related to this prospectus supplement, and the grant by Hilton of any franchise or other rights to Apple REIT Seven, Inc. shall not be construed as any expression of approval or disapproval. Hilton has not assumed, and shall not have, any liability in connection with this prospectus supplement or the offering related to this prospectus supplement.

STATUS OF THE OFFERING

We completed the minimum offering of units (with each unit consisting of one Common Share and one Series A Preferred Share) at $10.50 per unit on March 15, 2006. We are continuing the offering at $11 per unit in accordance with the prospectus.

As of July 24, 2006, we had closed on the following sales of units in the offering:

Price Per Unit	Number of Units Sold	Gross Proceeds	Proceeds Net of Selling Commissions and Marketing Expense Allowance
$10.50	4,761,905	$50,000,000	$45,000,000
$11.00	13,795,067	$151,745,737	$136,571,163

Total	18,556,972	$201,745,737	$181,571,163

RECENT DEVELOPMENTS

Recent Purchases

On August 15, 2006, one of our wholly-owned subsidiaries closed on the purchase of a hotel in Stafford, Texas that contains 78 guest rooms. The gross purchase price for this hotel was $7,800,000. Further information about this purchase is provided in another section below.

On August 17, 2006, one of our wholly-owned subsidiaries closed on the purchase of five hotels located in Alabama. These hotels contain a total of 472 guest rooms. The aggregate gross purchase price for these hotels was $47,645,000.

The purchase contract that applied to these five hotels remains in effect for an additional hotel located in Tupelo, Mississippi. Further information about the hotels specified in this purchase contract appears in other sections below.

Recent Purchase Contracts

On August 1, 2006, we caused one of our wholly-owned subsidiaries to enter into a purchase contract for a hotel in Sarasota, Florida containing 100 guest rooms. An initial deposit of $200,000 was required under the purchase contract. If a closing occurs, the gross purchase price for the Sarasota hotel would be $13,800,000.

On August 10, 2006, we caused one of our wholly-owned subsidiaries to enter into a purchase contract for a hotel in Huntsville, Alabama, which is expected to contain 107 guest rooms. On August 14, 2006, we caused another one of our wholly-owned subsidiaries to enter into a separate purchase contract for a hotel in Macon, Georgia, which is expected to contain 101 guest rooms. Both hotels are currently under construction. An initial deposit of $100,000 was required under each purchase contract. If closings occur, the gross purchase price for the Huntsville hotel would be $11,550,000 and the gross purchase price for the Macon hotel would be $10,660,000.

Prior to August 2006, we caused our wholly-owned subsidiaries to enter into certain other purchase contracts, as discussed in another section below.

Certain necessary conditions remain unsatisfied under the purchase contracts mentioned above. Accordingly, there can be no assurance at this time that our purchasing subsidiaries will acquire either of these hotels.

Source of Payments

The aggregate gross purchase price for our recent hotel purchases was funded by our ongoing offering of units. We also used the proceeds of our ongoing offering to pay the deposit amounts mentioned above, and to pay

$1,108,900, representing 2% of the aggregate gross purchase price for the recent purchases, as a commission to Apple Suites Realty Group, Inc. This entity is owned by Glade M. Knight, who is one of our directors and our Chief Executive Officer.

ACQUISITIONS AND RELATED MATTERS

Acquisitions

To date, we have purchased nine hotels through our wholly-owned subsidiaries. Each hotel has been leased to another one of our wholly-owned subsidiaries, as the lessee, under a separate hotel lease agreement. For simplicity, the applicable lessee will be referred to below as the “lessee.”

Each hotel is managed under a separate management agreement between the lessee and the applicable manager. For simplicity, the manager will be referred to below as the “manager.”

The hotel lease agreements and management agreements are among the contracts described in the next section. The table below specifies the franchises, hotel owners, lessees and managers for our recent acquisitions (with additional hotel information provided in a following section):

Hotel	Franchise (a)	Hotel Owner/Lessor	Lessee	Manager (b)
Houston, Texas	Residence Inn	Apple Seven Hospitality Texas, L.P.	Apple Seven Services, L.P.	Texas Western Management Partners, L.P.
San Diego, California	Hilton Garden Inn	Apple Seven Hospitality Ownership, Inc.	Apple Seven Hospitality Management, Inc.	Inn Ventures, Inc.
Brownsville, Texas	Courtyard	Apple Seven Hospitality Texas, L.P.	Apple Seven Services, L.P.	Texas Western Management Partners, L.P.
Stafford, Texas	Homewood Suites	Apple Seven Hospitality Texas, L.P.	Apple Seven Services, L.P.	Texas Western Management Partners, L.P.
Montgomery, Alabama	Hilton Garden Inn	Apple Seven Hospitality Southeast, L.P.	Apple Seven Services Southeast, L.P.	LBAM – Investor Group, L.L.C.
Montgomery, Alabama	Homewood Suites	Apple Seven Hospitality Southeast, L.P.	Apple Seven Services Southeast, L.P.	LBAM – Investor Group, L.L.C.
Troy, Alabama	Hampton Inn	Apple Seven Hospitality Southeast, L.P.	Apple Seven Services Southeast, L.P.	LBAM – Investor Group, L.L.C.
Auburn, Alabama	Hilton Garden Inn	Apple Seven Hospitality Southeast, L.P.	Apple Seven Services Southeast, L.P.	LBAM – Investor Group, L.L.C.
Huntsville, Alabama	Hilton Garden Inn	Apple Seven Hospitality Southeast, L.P.	Apple Seven Services Southeast, L.P.	LBAM – Investor Group, L.L.C.

Notes for Table:

(a)	All brand and trade names, logos or trademarks contained, or referred to, in this prospectus supplement are the properties of their respective owners. These references shall not in any way be construed as participation by, or endorsement of, our offering by any of our franchisors or managers.
(b)	The hotels in Brownsville and Stafford, Texas were purchased from an affiliate of the indicated manager.

The purchase of the four hotels in Texas and California occurred after an assignment of the applicable purchase contract to our purchasing subsidiary. For each hotel in Texas, the assignor was a subsidiary of Apple REIT Six, Inc. Glade M. Knight, who is one of our directors and our Chief Executive Officer, holds the same positions with regard to Apple REIT Six, Inc. For the hotel in California, the assignor was Apple Suites Realty Group, Inc., which is wholly-owned by Glade M. Knight. As part of each assignment, we caused our purchasing subsidiary to reimburse the assignor for its deposits under the applicable purchase contract. These reimbursement payments did not result in a profit to Apple REIT Six, Inc., its subsidiaries or Apple Suites Realty Group, Inc.

We have no material relationship or affiliation with the sellers or the managers, except for the relationship resulting from our purchases, the management agreements, the pending purchase contracts and any related documents.

Possible Acquisitions

We have caused our wholly-owned subsidiaries to enter into purchase contracts for nine additional hotels, as summarized below:

Hotel (a)	Franchise	Date of Purchase Contract	Number of Rooms/ Suites	Gross Purchase Price
1. Miami, Florida	Courtyard	April 27, 2006	118	$15,000,000
2. Omaha, Nebraska	Courtyard	April 27, 2006	181	23,100,000
3. Vancouver, Washington	SpringHill Suites	May 11, 2006	119	15,750,000
4. Cincinnati, Ohio	Homewood Suites	June 27, 2006	76	7,900,000
5. Seattle, Washington	Residence Inn	June 27, 2006	234	54,200,000
6. Tupelo, Mississippi	Hampton Inn	June 29, 2006	96	5,245,000
7. Sarasota, Florida	Homewood Suites	August 1, 2006	100	13,800,000
8. Huntsville, Alabama	Homewood Suites	August 10, 2006	107	11,550,000
9. Macon, Georgia	Hilton Garden Inn	August 14, 2006	101	10,660,000

Total			1,132	$157,205,000

Note for Table:

(a)	Each hotel listed above is the subject of a separate purchase contract. The purchase contract for the hotel in Tupelo, Mississippi also applies to five other hotels that were recently purchased, as mentioned above. On August 1, 2006, we caused one of our wholly-owned subsidiaries to terminate a purchase contract regarding a hotel in Norman, Oklahoma containing 126 guest rooms. (The entry into this purchase contract was reported in Supplement No. 5, which is replaced and superseded by this Supplement). In connection with this termination, the initial deposit of $250,000, plus interest, was repaid to our contracting subsidiary.

Our purchasing subsidiaries have paid initial deposits in the aggregate amount of $2,400,000 under the purchase contracts listed above. Each purchase contract requires an additional deposit (typically equal to the initial deposit) shortly after the expiration of the applicable review period. The source of the deposit payments has been our ongoing offering of units. To the extent that any closings occur, the deposits will be credited toward the purchase price for the applicable hotels.

The hotels in Omaha, Nebraska and Tupelo, Mississippi serve as collateral for separate loans that would be assumed, if purchases occur, by our applicable purchasing subsidiary. Each loan has a non-recourse structure, which means that the lender generally must rely on the property, rather than the borrower, as the lender’s source of repayment in any collection action. There are exceptions to the non-recourse structure in certain situations, such as misappropriation of funds and environmental liabilities. In these situations, the lender is permitted to seek repayment from the indemnitor or guarantor of the loan, which is expected to be another one of our wholly-owned subsidiaries.

The outstanding principal balance for the loan secured by the hotel in Omaha, Nebraska is approximately $12,800,000. The annual interest rate is 6.8% and the maturity date is scheduled to occur in January 2014. Payments of principal and interest are due monthly on an amortized basis.

The outstanding principal balance for the loan secured by the hotel in Tupelo, Mississippi is approximately $4,200,000. The annual interest rate is 5.9% and the maturity date is scheduled to occur in March 2016. Payments of principal and interest are due monthly on an amortized basis.

Certain necessary conditions remain unsatisfied under each purchase contract for these 14 hotels. Accordingly, there can be no assurance at this time that our purchasing subsidiaries will acquire any of the hotels specified in the purchase contracts.

SUMMARY OF CONTRACTS FOR OUR PROPERTIES

Hotel Lease Agreements

Each purchased hotel is covered by a separate hotel lease agreement between our wholly-owned purchasing subsidiary and the applicable lessee (another one of our wholly-owned subsidiaries, as specified in the previous section). Each lease provides for an initial term of 10 years. Each lessee has the option to extend its lease term for two additional five-year periods, provided it is not in default at the end of the prior term or at the time the option is exercised.

Each lease provides for annual base rent and percentage rent. The annual base rent is payable in advance in equal monthly installments and will be adjusted each year in proportion to the Consumer Price Index (based on the U.S. City Average). The annual base rents and lease commencement dates for the hotels are shown below:

Hotel	Franchise	Annual Base Rent	Date of Lease Commencement
Houston, Texas	Residence Inn	$1,033,400	April 27, 2006
San Diego, California	Hilton Garden Inn	2,633,300	May 9, 2006
Brownsville, Texas	Courtyard	893,196	June 19, 2006
Stafford, Texas	Homewood Suites	750,959	August 15, 2006
Montgomery, Alabama	Hilton Garden Inn	801,679	August 17, 2006
Montgomery, Alabama	Homewood Suites	874,819	August 17, 2006
Troy, Alabama	Hampton Inn	584,662	August 17, 2006
Auburn, Alabama	Hilton Garden Inn	828,606	August 17, 2006
Huntsville, Alabama	Hilton Garden Inn	867,395	August 17, 2006

The annual percentage rent depends on a formula that compares fixed “suite revenue breakpoints” with a portion of “suite revenue,” which is equal to gross revenue from guest rentals less sales and room taxes and credit card fees. The suite revenue breakpoints will be adjusted each year in proportion to the Consumer Price Index (based on the U.S. City Average). Specifically, the annual percentage rent is equal to the sum of (a) 17% of all suite revenue for the year, up to the applicable suite revenue breakpoint; plus (b) 55% of the suite revenue for the year in excess of the applicable suite revenue breakpoint, as reduced by base rent paid for the year.

Management Agreements

Each purchased hotel is being managed by the manager under a separate management agreement between the manager and the applicable lessee (which is one of our wholly-owned subsidiaries, as specified in the previous section). The manager is responsible for managing and supervising the daily operations of the hotels and for collecting revenues for the benefit of the applicable lessee. The fees and other terms of these agreements are the result of commercial negotiations between otherwise unrelated parties, and we believe that such fees and terms are appropriate for the hotels and the markets in which they operate.

Either party may terminate a management agreement at any time upon prior notice of 180 days. In addition, our leasing subsidiary may terminate a management agreement if the applicable manager fails to achieve certain performance levels.

Franchise Agreements

For each of the hotels in Houston and Brownsville, Texas, there is a relicensing franchise agreement between our wholly-owned subsidiary that is serving as the lessee of the hotel (as specified in a previous section) and Marriott International, Inc. In addition, we have caused Apple Seven Hospitality, Inc. to provide a separate guaranty of the payment and performance of the applicable lessee under each relicensing franchise agreement.

The relicensing franchise agreements provide for royalty fees that generally range from 5% to 5.5% of gross room revenues. In addition, the franchisor is entitled to receive a marketing contribution that generally ranges from 2% to 2.5% of gross room revenue. The initial term of each relicensing franchise agreement is 20 years. The applicable lessee has the option to renew the term of the agreement for an additional ten-year period. A relicensing franchise agreement may be terminated for various reasons, including failure by the applicable lessee to operate in accordance with the standards, procedures and requirements established by the franchisor.

For each of the other seven purchased hotels, there is a franchise license agreement between the applicable lessee and Hilton Hotels Corporation. For each such hotel, our owning subsidiary has entered into a guarantee in which it has guaranteed the payment and performance of the applicable lessee under the franchise license agreement.

The franchise agreements provide for royalty fees that generally range from 2% to 5% of gross room revenues. In addition, the applicable franchisor is entitled to receive a program fee that generally ranges from 4% to 4.3% of gross room revenue. The terms of the franchise agreements range from 16 to 21 years. A franchise agreement may be terminated for various reasons, including failure by the applicable lessee to operate in accordance with the standards, procedures and requirements established by the franchisor.

Owner Agreements

For each hotel covered by a relicensing franchise agreement, there is a separate owner agreement between the applicable franchisor, owner and lessee. Each owner agreement generally provides that the applicable owner (our wholly-owned subsidiary) will (a) be bound by certain restrictions in the relicensing franchise agreement for the hotel; and (b) perform the obligations of the applicable lessee (which is another one of our wholly-owned subsidiaries) in the event of its default under such agreement.

OUR PROPERTIES

Our hotels offer guest rooms and suites, together with related amenities, that are consistent with their operations. The hotels are located in developed or developing areas and in competitive markets. We believe the hotels are well-positioned to compete in their respective markets based on location, amenities, rate structure and franchise affiliation. In the opinion of management, the hotels are adequately covered by insurance. The following tables present further information about the hotels we have acquired:

Table 1. General Information

Hotel	Franchise	Number of Rooms/ Suites	Gross Purchase Price	Average Daily Rate (Price) per Room/ Suite (a)	Federal Income Tax Basis for Depreciable Real Property Component of Hotel (b)
Houston, Texas	Residence Inn	129	$13,600,000	$179-209	$12,547,000
San Diego, California	Hilton Garden Inn	200	34,500,000	149-169	29,607,000
Brownsville, Texas	Courtyard	90	8,550,000	115-169	7,459,300
Stafford, Texas	Homewood Suites	78	7,800,000	149-169	7,318,000
Montgomery, Alabama	Hilton Garden Inn	97	10,385,000	130-142	9,644,900
Montgomery, Alabama	Homewood Suites	91	10,660,000	119-189	9,714,700
Troy, Alabama	Hampton Inn	82	6,130,000	89-119	5,648,200
Auburn, Alabama	Hilton Garden Inn	101	10,185,000	89-131	9,562,800
Huntsville, Alabama	Hilton Garden Inn	101	10,285,000	119-142	9,569,900

Total		969	$112,095,000

Notes for Table 1:

(a)	The amounts shown are subject to change, and exclude discounts that may be offered to corporate, frequent and other select customers.
(b)	The depreciable life is 39 years (or less, as may be permitted by federal tax laws) using the straight-line method. The modified accelerated cost recovery system will be used for the personal property component of each hotel.

Table 2. Operating Information (a)

PART A		Avg. Daily Occupancy Rates (%)
Hotel	Franchise	2001	2002	2003	2004	2005
Houston, Texas	Residence Inn	—	—	—	—	—
San Diego, California	Hilton Garden Inn	—	—	—	—	52%
Brownsville, Texas	Courtyard	—	—	—	—	—
Stafford, Texas	Homewood Suites	—	—	—	—	—
Montgomery, Alabama	Hilton Garden Inn	—	—	44%	66%	74%
Montgomery, Alabama	Homewood Suites	—	—	—	49%	79%
Troy, Alabama	Hampton Inn	—	—	—	57%	71%
Auburn, Alabama	Hilton Garden Inn	21%	54%	65%	67%	73%
Huntsville, Alabama	Hilton Garden Inn	—	—	—	—	46%

PART B		Revenue per Available Room/Suite ($)
Hotel	Franchise	2001	2002	2003	2004	2005
Houston, Texas	Residence Inn	—	—	—	—	—
San Diego, California	Hilton Garden Inn	—	—	—	—	$63
Brownsville, Texas	Courtyard	—	—	—	—	—
Stafford, Texas	Homewood Suites	—	—	—	—	—
Montgomery, Alabama	Hilton Garden Inn	—	—	$42	$62	$71
Montgomery, Alabama	Homewood Suites	—	—	—	$48	$75
Troy, Alabama	Hampton Inn	—	—	—	$41	$54
Auburn, Alabama	Hilton Garden Inn	$19	$46	$58	$63	$72
Huntsville, Alabama	Hilton Garden Inn	—	—	—	—	$47

Note for Table 2:

(a)	Operating information is presented for the last five years, if applicable. Results of operations for those periods before the effective date of our ownership were provided by the applicable seller or manager for such periods. The hotels in Texas resulted from new construction and have no operating history.

Table 3. Tax and Related Information

Hotel	Franchise	Tax Year		Real Property Tax Rate (a)	Real Property Tax (b)
Houston, Texas	Residence Inn	2005	(c)	3.00954%	$14,912
San Diego, California	Hilton Garden Inn	2005	(d)	1.07654%	194,638
Brownsville, Texas	Courtyard	2006	(c)	2.83759%	74.310
Stafford, Texas	Homewood Suites	2005	(c)	2.47911%	6,418
Montgomery, Alabama	Hilton Garden Inn	2005	(c)	3.45000%	58,818
Montgomery, Alabama	Homewood Suites	2005	(c)	3.45000%	54,777
Troy, Alabama	Hampton Inn	2005	(c)	3.69500%	26,402
Auburn, Alabama	Hilton Garden Inn	2006	(c)	5.40000%	60,764
Huntsville, Alabama	Hilton Garden Inn	2006	(c)	5.80000%	53,435

Notes for Table 3:

(a)	Property tax rate is an aggregate figure for county, city and other local taxing authorities (to the extent applicable).
(b)	The hotels in Texas were under construction during 2005 and part of 2006. The property taxes shown for these hotels are not indicative of the property taxes expected in the future.
(c)	Represents calendar year.
(d)	Represents 12-month period ending June 30, 2006.

MANAGEMENT

Two individuals, Glenn W. Bunting, Jr. and Kent W. Colton, were elected to the Board of Directors on March 14, 2006. (Their election was described as pending on page 61 of the prospectus). Mr. Bunting’s term will expire in 2007 and Mr. Colton’s term will expire in 2008.

Mr. Bunting is also a non-management director of NNN Apartment REIT, Inc. This is a Maryland corporation that commenced a best-efforts offering of its shares on July 19, 2006, which was the effective date of the registration statement it filed with the Securities and Exchange Commission. NNN Apartment REIT has been organized principally to purchase and hold apartment communities in select U.S. metropolitan areas, with a focus on Florida, Texas, Nevada and other metropolitan areas in the mid-Atlantic, southeast and southwest regions of the country. NNN Apartment REIT may also invest in other real estate, such as shopping centers, office buildings and/or hotels.

(Remainder of Page is Intentionally Blank)

SELECTED FINANCIAL DATA

(in thousands except per share and statistical data)	Six Months Ended June 30, 2006	For the period May 26, 2005 (initial capitalization) through December 31, 2005
Revenues:
Room revenue	$1,550	$—
Other revenue	122	—

Total revenue	1,672	—

Expenses:
Hotel expenses	1,005	—
Taxes, insurance and other	123	—
General and administrative	745	40
Depreciation	294	—
Interest (income) expense, net	(624)	13

Total expenses	1,543	53

Net income (loss)	$129	$(53)

Per Share
Earnings (loss) per common share (a)	$0.02	$(5,251.30)
Distributions paid to common shareholders	$0.22	$—
Weighted-average common shares outstanding (000’s)—basic and diluted (b)	5,175	—

Balance Sheet Data
Cash and cash equivalents	$85,856	$50
Investment in hotels, net	$57,965	$—
Total assets	$147,075	$523
Notes payable-secured	$—	$400
Shareholders’ equity	$146,328	$(29)

Other Data
Cash flow from:
Operating activities	$117	$(11)
Investing activities	$(60,486)	$—
Financing activities	$146,175	$37
Number of hotels owned at end of period	3	—

(a)	The Company had 10 common shares outstanding during the period from May 26, 2005 (initial capitalization) through December 31, 2005.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

(For the three and six months ended June 30, 2006,

and the period from May 26, 2005 (initial capitalization) through June 30, 2005)

Overview

Apple REIT Seven, Inc. together with its wholly owned subsidiaries (the “Company”) is a Virginia corporation that intends to qualify as a real estate investment trust (“REIT”) for federal income tax purposes. The Company, which owned three properties as of June 30, 2006 and has a limited operating history, was formed to invest in hotels, residential apartment communities and other selected real estate. Initial capitalization occurred on May 26, 2005, when 10 Units (each Unit consisting of one common share and one Series A preferred share) were purchased by Apple Seven Advisors, Inc. and 240,000 shares of Series B convertible preferred shares were purchased by Mr. Glade M. Knight, the Company’s Chairman, Chief Executive Officer and President. The consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany accounts and transactions have been eliminated.

Hotels Owned

The Company commenced operations in April 2006 upon the purchase of its first hotel property. As of June 30, 2006, the Company owned three hotel properties, with a total of 419 rooms. The following table summarizes the location, brand, date acquired, number of rooms and gross purchase price for each of the three hotels the Company owned at June 30, 2006:

Location	Franchise/Brand	Date Acquired	Gross Purchase Price	Number of Rooms
Houston, TX	Residence Inn	April 27, 2006	$13,600,000	129
San Diego, CA	Hilton Garden Inn	May 9, 2006	34,500,000	200
Brownsville, TX	Courtyard	June 19, 2006	8,550,000	90

			$56,650,000	419

The total gross purchase price for all three hotels of $56.65 million was funded by the Company’s ongoing best efforts offering of Units. The Company leases all of its hotels to its wholly-owned taxable REIT subsidiary (or a subsidiary thereof) under hotel lease agreements. The Company also used the proceeds of its offering to pay $1.1 million, representing 2% of the gross purchase price for these hotels, as a commission to Apple Suites Realty Group, Inc. (“ASRG”), 100% owned by Glade M. Knight, the Company’s Chairman and Chief Executive Officer.

No goodwill or intangible assets were recorded in connection with any of the acquisitions.

Management and Franchise Agreements

Each of the Company’s three hotels are operated and managed, under separate management agreements, by affiliates of either Western International or Inn Ventures, Inc. Each agreement provides for an initial term of 5 years. Fees associated with the agreements generally include the payment of base management fees, incentive management fees, accounting fees, and other fees for centralized services which are allocated among all of the hotels that receive the benefit of such services. Base management fees are calculated as a percentage of gross hotel revenues. Incentive management fees are calculated as a percentage of operating profit in excess of a priority return to the Company, as defined in the management agreement. The Company has the option to terminate the management agreements if specified performance thresholds are not satisfied. During the three and six month periods ended June 30, 2006, the Company incurred $44 thousand in management fees.

Western International and Inn Ventures, Inc., are not affiliated with either Marriott or Hilton, and as a result, these hotels are required to obtain separate franchise agreements with each respective franchisor. The Hilton franchise agreement provides for an initial term of approximately 17 years. Fees associated with the Hilton agreement include the payment of royalty fees and program fees based on room revenues. The Marriott franchise agreements provide for an initial term of 20 years. Fees associated with the Marriott agreements include the payment of royalty fees, marketing fees, reservation fees and a communications support fee based on room revenues. During the three and six month periods ended June 30, 2006, the Company incurred $77 thousand in franchise fees.

Results of Operations

During the period from the Company’s initial formation on May 20, 2005 to April 26, 2006, the company owned no properties, had no revenue exclusive of interest income, and was primarily engaged in capital formation activities. Operations commenced on April 27, 2006 with the Company’s first property acquisition. A comparison of operations to prior year or prior three month period results is therefore not meaningful. In general, the performance of the Company’s hotels during their short initial period of ownership has met expectations. Hotel performance is impacted by many factors including local hotel competition, and local and national economic conditions in the United States. As a result of these factors, there can be no assurance that the Company’s operating performance will continue to meet expectations.

Revenues

The Company’s principal source of revenue is hotel room revenue and related other revenue related to hotel operations. Hotel operations included in the consolidated statement of operations were for the Company’s three hotels acquired through June 30, 2006 and the respective period of ownership for each property. For the three and six month period ended June 30, 2006, the Company had total revenue of $1.7 million. For the period acquired through June 30, 2006, the hotels achieved combined average occupancy of approximately 62%, average daily rate (“ADR”) of $122 and revenue per available room (“RevPAR”) of $76. ADR, or average daily rate, is calculated as room revenue divided by the number of rooms sold, and RevPAR, or revenue per available room, is calculated as ADR multiplied by the occupancy percentage. These results reflect the fact that two of the company’s three hotels are new and recently opened, representing new entrants in their local hotel and lodging market. Newly opened hotels (such as the Company’s hotels in Houston and Brownsville, Texas) can have lower occupancy results during their initial months of operations, in comparison to more mature hotels, as sales and marketing efforts are initiated at the new property and market awareness begins to increase.

Expenses

For both the three month and six month periods ended June 30, 2006, hotel direct expenses of the Company’s three hotels totaled $1.0 million representing 60% of total revenue. This expense as a percentage of revenue reflects the short period of operations for two of the Company’s three hotels, with the Company’s two hotels located in Texas opening in April and June of 2006. The Company’s other hotel property, located in California, began operations in 2004 and was purchased by the Company in May 2006. Hotel direct expenses as a percentage of room revenue for a new hotel will generally be higher in the initial months of operations, until the new hotel’s revenues and results of operations reflect greater market awareness and more stabilized operations.

Taxes, insurance, and other expense for the three month and six month period ended June 30, 2006 totaled $123 thousand, representing 7% of total revenue.

General and administrative expense for the three and six months ended June 30, 2006 totaled $680 thousand and $745 thousand, respectively. Significantly impacting the level of general and administrative expenses incurred in the second quarter of 2006 were expenses associated with preparation for the initial opening for business of the Company’s hotels in Houston and Brownsville, Texas. Under terms of the applicable hotel purchase and management agreements, the Company was responsible for some training-related expenses for hotel staff and for certain expenditures for non-capitalized items associated with preparing the hotel rooms, kitchen and restaurant areas, and other interior and exterior areas, for operation. The total expenses associated with these pre-opening costs were approximately $465 thousand.

Depreciation expense for the three month and six month periods ended June 30, 2006 was $294 thousand. This amount represents depreciation expense of the three hotel buildings and related improvements, and associated furniture, fixtures and equipment, for the respective periods owned.

For the three and six month period ended June 30, 2006, the Company had interest income of $548 thousand and $630 thousand, respectively. Interest income represents earnings on excess cash invested in short term money market instruments.

Liquidity and Capital Resources

The Company is raising capital through a “best-efforts” offering of Units by David Lerner Associates, Inc. (the “Managing Dealer”), which receives selling commissions and a marketing expense allowance based on proceeds of the shares sold.

Each Unit consists of one common share and one Series A preferred share. The Series A preferred shares will have no voting rights, no conversion rights and no distribution rights. The only right associated with the Series A preferred shares will be a priority distribution upon the sale of the Company’s assets. The priority would be equal to $11.00 per Series A preferred share, and no more, before any distributions are made to the holders of any other shares. The Series A preferred shares will not be separately tradable from the common shares to which they relate.

From the Company’s initial capitalization on May 26, 2005 through June 30, 2006, the Company incurred costs of approximately $17.5 million related to its offering. These costs are reflected as a reduction to shareholders’ equity. As of June 30, 2006, the Company has closed on a total of 15.3 million Units, representing gross proceeds and proceeds net of selling and marketing fees of approximately $165.6 million and $148.1 million, respectively.

To maintain its REIT status the Company is required to distribute at least 90% of its ordinary income. Distributions during the first six months of 2006 totaled $1.9 million and were paid monthly (beginning in April) at a rate of $0.073334 per common share, and included a return of capital. For the same period the Company’s cash generated from operations was $117 thousand. Due to the inherent delay between raising capital and investing that same capital in income producing real estate, the Company has had significant amounts of cash earning interest at short term money market rates. As a result, the difference between distributions paid and cash generated from operations has been funded from proceeds from our offering of Units, and this portion of distributions is expected to be treated as a return of capital for federal income tax purposes. The Company intends to continue paying dividends on a monthly basis, at an annualized dividend rate of $0.88 per common share. Since a portion of distributions has to date been funded with proceeds from the offering of Units, the Company’s ability to maintain its current intended rate of distribution will be based on its ability to fully invest it offering proceeds and thereby increase its cash generated from operations. Since there can be no assurance of the Company’s ability to acquire properties that provide income at this level, or that the properties already acquired will provide income at this level, there can be no assurance as to the classification or duration of distributions at the current rate. Proceeds of the offering which are distributed are not available for investment in properties.

The Company intends to acquire real estate properties with its available cash. Although the Company is currently performing due diligence on several possible acquisitions, the timing of finding suitable properties is dependant upon many external factors and there can be no assurances as to the length of time to utilize all proceeds of its “best-efforts” offering for investment in real estate. The Company’s proceeds raised and not invested in real estate are held as cash or cash equivalents.

As of June 30, 2006, the Company has entered into purchase contracts for 11 additional hotels. Nine of these hotels are expected to close before year-end; two of these hotels are under construction and are expected to close in 2007. Although the Company believes it will acquire these hotels, there can be no assurance that all of the conditions to closing will be satisfied. Contract deposits for these hotels are included in other assets in the Company’s consolidated balance sheet as of June 30, 2006. The following table summarizes the location, brand, gross purchase price, contract deposits, and number of rooms for each hotel. All dollar amounts are in thousands.

Location	Franchise/Brand	Gross Purchase Price	Deposits Paid	Number of Rooms
Montgomery, AL	Homewood Suites	$10,660	$100	91
Montgomery, AL	Hilton Garden Inn	10,385	100	97
Auburn, AL	Hilton Garden Inn	10,185	100	101
Huntsville, AL	Hilton Garden Inn	10,285	100	101
Troy, AL	Hampton Inn	6,130	100	82
Tupelo, MS	Hampton Inn	5,245	100	96
Omaha, NE	Courtyard	23,100	750	181
Seattle, WA	Residence Inn	54,200	250	234
Vancouver, WA	SpringHill Suites	15,750	500	119
Cincinnati, OH	Homewood Suites	7,900	150	76
Miami, FL	Courtyard	15,000	150	118

Total		$168,840	$2,400	1,296

Related Party Transactions

The Company has, and is expected to continue to engage in, significant transactions with related parties. These transactions cannot be construed to be at arms length, and the results of the Company’s operations may be different than if conducted with non-related parties.

The Company has entered into a Property Acquisition and Disposition Agreement with Apple Suites Realty Group, Inc. (“ASRG”), to acquire and dispose of real estate assets for the Company. A fee of 2% of the gross purchase price or gross sale price, in addition to certain reimbursable expenses, is payable for these services. Fees paid to ASRG for property acquisitions are capitalized as part of the purchase price of the properties. Additionally, the Company has entered into an advisory agreement with Apple Seven Advisors, Inc. (“ASA”), to provide management of the Company and its assets. An annual fee ranging from .1% to .25% of total gross equity proceeds received by the Company, in addition to certain reimbursable expenses, is payable for these services. ASA utilizes Apple Hospitality Two, Inc. (“AHT”) to provide these services. Advisory fees and other reimbursable expenses incurred by the Company under the ASA advisory agreement during the three month and six month periods ended June 30, 2006 were $79 thousand and $135 thousand, respectively, and are included in general and administrative expenses in the Company’s consolidated statement of operations. ASRG and ASA are owned by Glade M. Knight, Chairman, Chief Executive Officer and President of the Company. Mr. Knight also serves as the Chairman and Chief Executive Officer of AHT and of other real estate investment trusts. Members of the Company’s Board of Director’s are also on the Board of Directors of AHT and/or Apple Hospitality Five, Inc.

Series B Convertible Preferred Stock

The Company has authorized 240,000 shares of Series B convertible preferred stock. The Company has issued 240,000 Series B convertible preferred shares to Glade M. Knight, Chairman, Chief Executive Officer and President of the Company, in exchange for the payment by him of $0.10 per Series B convertible preferred share, or an aggregate of $24,000. The Series B convertible preferred shares are convertible into common shares pursuant to the formula and on the terms and conditions set forth below.

There are no dividends payable on the Series B convertible preferred shares. Holders of more than two-thirds of the Series B convertible preferred shares must approve any proposed amendment to the articles of incorporation that would adversely affect the Series B convertible preferred shares.

Upon the Company’s liquidation, the holder of the Series B convertible preferred shares is entitled to a priority liquidation payment before any distribution of liquidation proceeds to the holders of the common shares. However, the priority liquidation payment of the holder of the Series B convertible preferred shares is junior to the holders of the Series A preferred shares distribution rights. The holder of a Series B convertible preferred share is entitled to a liquidation payment of $11 per number of common shares each Series B convertible preferred share would be convertible into according to the formula described below. In the event that the liquidation of the Company’s assets results in proceeds that exceed the distribution rights of the Series A preferred shares and the Series B convertible preferred shares, the remaining proceeds will be distributed between the common shares and the Series B convertible preferred shares, on an as converted basis.

Each holder of outstanding Series B convertible preferred shares shall have the right to convert any of such shares into Common Shares of the Company upon and for 180 days following the occurrence of any of the following events:

(1) substantially all of the Company’s assets, stock or business is sold or transferred through exchange, merger, consolidation, lease, share exchange, sale or otherwise, other than a sale of assets in liquidation, dissolution or winding up of the Company;

(2) the termination or expiration without renewal of the advisory agreement, or if the Company ceases to use ASRG to provide property acquisition and disposition services; or

(3) the Company’s common shares are listed on any securities exchange or quotation system or in any established market.

Upon the occurrence of any conversion event, each Series B convertible preferred share may be converted into a number of common shares based upon the gross proceeds raised through the date of conversion in the $1 billion offering made by this prospectus according to the following table:

Gross Proceeds Raised from Sales of Units through Date of Conversion	Number of Common Shares through Conversion of One Series B Convertible Preferred Share
$100 million	1.83239
$150 million	3.19885
$200 million	4.83721
$250 million	6.11068
$300 million	7.29150
$350 million	8.49719
$400 million	9.70287
$450 million	10.90855
$500 million	12.11423
$550 million	13.31991
$600 million	14.52559
$650 million	15.73128
$700 million	16.93696
$750 million	18.14264
$800 million	19.34832
$850 million	20.55400
$900 million	21.75968
$950 million	22.96537
$1 billion	24.17104

In the event that after raising gross proceeds of $1 billion, the Company raises additional gross proceeds in a subsequent public offering, each Series B convertible preferred share may be converted into an additional number of common shares based on the additional gross proceeds raised through the date of conversion in a subsequent public offering according to the following formula: (X/50 million) x 1.20568, where X is the additional gross proceeds rounded down to the nearest 50 million.

No additional consideration is due upon the conversion of the Series B convertible preferred shares. The conversion into common shares of the Series B convertible preferred shares will result in dilution of the shareholders’ interests.

Compensation expense related to issuance of 240,000 Series B convertible preferred shares to Mr. Knight will be recognized at such time when the number of common shares to be issued for conversion of the Series B shares can be reasonably estimated and the event triggering the conversion of the Series B shares to common shares is probable. The expense will be measured as the difference between the fair value of the common stock for which the Series B shares can be converted and the amounts paid for the Series B shares. Although the fair market value cannot be determined at this time, compensation expense if the maximum offering is achieved could range from $0 to in excess of $63 million (assumes $11 per unit fair market value).

Subsequent Events

On July 17, 2006, the Company paid $.073334 per outstanding common share, totaling $1.1 million, in a dividend distribution to its common shareholders.

During July 2006, the Company closed on the issuance of 3,284,044 Units, representing gross proceeds to the Company of $36.1 million and proceeds net of selling and marketing costs of $32.5 million.

On August 1, 2006, the Company entered into a contract for the purchase of a Homewood Suites hotel located in Sarasota, Florida. The gross purchase price for the hotel, which has 100 rooms, is $13.8 million.

Impact of Inflation

Operators of hotels, in general, possess the ability to adjust room rates daily to reflect the effects of inflation. Competitive pressures may, however, limit the operators’ ability to raise room rates. Currently the Company is not experiencing any material impact from inflation.

Business Interruption

Being in the real estate industry, the Company is exposed to natural disasters on both a local and national scale. Although management believes there is adequate insurance to cover this exposure, there can be no assurance that such events will not have a material adverse effect on the Company’s financial position or results of operations.

Seasonality

The hotel industry historically has been seasonal in nature. Seasonal variations in occupancy at its hotels may cause quarterly fluctuations in its revenues. To the extent that cash flow from operations is insufficient during any quarter, due to temporary or seasonal fluctuations in revenue, the Company expects to utilize cash on hand to make distributions.

EXPERTS

Set forth below are the audited financial statements of the West Houston, Texas—Marriott Residence Inn Hotel and the Brownsville, Texas—Courtyard by Marriott Hotel. These financial statements have been included herein in reliance on the reports, also set forth below, of L.P. Martin & Company, P.C., an independent certified public accounting firm, and upon the authority of that firm as an expert in accounting and auditing.

Set forth below are the audited financial statements of Bernardo Venture, the general partnership that previously owned our hotel in San Diego, California. These financial statements have been included herein in reliance on the report, also set forth below, of Keiter, Stephens, Hurst, Gary & Shreaves, P.C., an independent certified public accounting firm, and upon the authority of that firm as an expert in accounting and auditing.

EXPERIENCE OF PRIOR PROGRAMS

Prospective investors should refer to the below information on prior programs sponsored by Mr. Knight. This information updates the information presented in the prospectus and is generally current as of, or for the period ending on, December 31, 2005. The prospectus contains the full names of the entities involved in the programs described below.

The tables following this introduction set forth information with respect to certain of the prior real estate programs sponsored by Glade M. Knight, who is sometimes referred to as the “prior program sponsor.” These tables provide information for use in evaluating the programs, the results of the operations of the programs, and compensation paid by the programs. Information in the tables is current as of December 31, 2005. The tables are furnished solely to provide prospective investors with information concerning the past performance of entities formed by Glade M. Knight. Regulatory filings and annual reports of Cornerstone, Apple REIT Six, Apple Hospitality Five and Apple Hospitality Two will be provided upon request for no cost (except for exhibits, for which there is a minimal charge). In addition, Part II of our registration statement contains detailed information on the property acquisitions of Cornerstone, Apple Suites, Apple Hospitality Two, Apple Hospitality Five and Apple REIT Six and is available without charge upon request of any investor or prospective investor. Please send all requests to Apple REIT Seven, Inc., 814 East Main Street, Richmond, VA 23219, Attn: Kelly Clarke; telephone: 804-344-8121.

In the five years ending December 31, 2005, Glade M. Knight sponsored only Cornerstone, Apple Suites, Apple Hospitality Two, Apple Hospitality Five and Apple REIT Six, which have investment objectives similar to ours. Cornerstone, Apple Suites, Apple Hospitality Two, Apple Hospitality Five and Apple REIT Six were formed to invest in existing residential rental properties and/or extended-stay and select-service hotels and possibly other properties for the purpose of providing regular monthly or quarterly distributions to shareholders and the possibility of long-term appreciation in the value of properties and shares.

The information in the following tables should not be considered as indicative of our capitalization or operations. Also past performance of prior programs is not necessarily indicative of our future results. Purchasers of units offered by our offering will not have any interest in the entities referred to in the following tables or in any of the properties owned by those entities as a result of the acquisition of shares in us.

See page 71 of the prospectus, beginning with the subheading “Prior Performance of Programs Sponsored by Glade M. Knight” for additional information on certain prior real estate programs sponsored by Mr. Knight, including a description of the investment objectives which are deemed by Mr. Knight to be similar and dissimilar to those of the Company.

•	“Acquisition Costs” means fees related to the purchase of property, cash down payments, acquisition fees, and legal and other costs related to property acquisitions.

•	“Cash Generated From Operations” means the excess (or the deficiency in the case of a negative number) of operating cash receipts, including interest on investments, over operating cash expenditures, including debt service payments.

•	“GAAP” refers to “Generally Accepted Accounting Principles” in the United States.

•	“Recapture” means the portion of taxable income from property sales or other dispositions that is taxed as ordinary income.

•	“Reserves” refers to offering proceeds designated for repairs and renovations to properties and offering proceeds not committed for expenditure and held for potential unforeseen cash requirements.

•	“Return of Capital” refers to distributions to investors in excess of net income.

TABLE I: EXPERIENCE IN RAISING AND INVESTING FUNDS

Table I presents a summary of the funds raised and the use of those funds by Apple REIT Six and Apple Hospitality Five, whose investment objectives are similar to those of Apple REIT Seven, and whose offerings closed or were in progress within the three years ending December 31, 2005.

	Apple REIT Six	Apple Hospitality Five
Dollar Amount Offered	$1,000,000,000	$500,000,000
Dollar Amount Raised	901,953,000	500,000,000
LESS OFFERING EXPENSES:
Selling Commissions and Discounts	10.00%	10.00%
Organizational Expenses	0.21%	0.30%
Other	0.00%	0.00%
Reserves	0.50%	0.50%
Percent Available for Investment	89.29%	89.20%
ACQUISITION COSTS:
Prepaid items and fees to purchase property	87.29%	87.20%
Cash down payment	0.00%	0.00%
Acquisition fees (1)	2.00%	2.00%
Other	0.00%	0.00%
Total Acquisition Costs	89.29%	89.20%
Percentage Leverage (excluding unsecured debt)	9.00%	1.11%
Date Offering Began	April 2004	January 2003
Length of offering (in months)	21	15
Months to invest 90% of amount available for investment (measured from beginning of offering)	21	24

(1)	Substantially all of the acquisition fees were paid to the sponsor or affiliates of the sponsor.

Information on prior programs is not indicative of our capitalization or operations and is not necessarily indicative of our future results. Purchasers of Units in our offering will own no interest in these prior programs.

TABLE II: COMPENSATION TO SPONSOR AND ITS AFFILIATES

Table II summarizes the aggregate compensation paid to the Prior Program Sponsor and its Affiliates (i) by programs organized by it and whose offerings closed within the three year period ended December 31, 2005, and (ii) by all other programs active during the three year period ended December 31, 2005.

	Apple REIT Six	Apple Hospitality Five	Apple Hospitality Two		Apple Suites (3)		Cornerstone (6)
Date offering commenced	April 2004	January 2003	May 2001		August 1999		May 1993
Dollar amount raised	$901,953,000	$500,000,000	$300,000,000		$125,000,000		$432,309,000
Amounts Paid to Prior Program Sponsor from Proceeds of Offering:
Acquisition fees
Real Estate commission	15,500,000	8,200,000	8,247,000		3,389,000		4,075,000
Advisory Fees (7)	2,000,000	3,000,000	749,000		706,000		516,000
Other	—	—	—		—		—
Cash generated from operations before deducting payments to Prior Program Sponsor	33,811,000	83,115,000	132,555,000		22,416,000		346,528,000
Management and Accounting Fees	—	—	—		(1)		3,088,000
Reimbursements	—	—	423,000		572,000		2,718,000
Leasing Fees	—	—
Other Fees	—	—	15,700,000	(4)	3,840,000	(5)	13,266,000	(2)

There have been no fees from property sales or refinancings

(1)	Effective January 1, 2001, Apple Suites acquired Apple Suites Management and its subsidiaries. In 2000, Apple Suites paid Mr. Glade M. Knight, its President and Chairman, a deposit of $900,000 in exchange for all of the issued and outstanding stock of Apple Suites Management. For financial reporting purposes, Apple Suites recorded the $900,000 of cash plus the fair value of net liabilities assumed of $513,520 from Apple Suites Management and its subsidiaries as a management termination fee (total of $1,413,520) in 2001. Effective January 1, 2001, all inter-company transactions, including lease revenue and rental expenses, between Apple Suites and Apple Suites Management were eliminated in consolidation.
(2)	Upon the merger transaction in which Cornerstone acquired Apple Residential (on July 23, 1999), the Class B convertible shares of Apple Residential, all of which were held by management of Cornerstone, were converted into Series A convertible preferred shares of Cornerstone. The amount shown is the expense that resulted upon conversion.
(3)	Effective January 31, 2003 Apple Suites merged with and into a subsidiary of Apple Hospitality Two.
(4)	Effective January 31, 2003, Apple Hospitality Two acquired all shares of Apple Suites Advisors (previously owned by Mr. Glade Knight). As a result of this transaction, Mr. Knight received $2 million in cash and a note due in 2007 in the amount of $3.5 million. Additionally as the result of this transaction, Apple Hospitality Two’s Series B Preferred Shares were converted into approximately 1.3 million Series C Preferred Shares. The Series C Preferred Shares were valued at $10.2 million.
(5)	Effective with the merger of Apple Suites and Apple Hospitality Two the 24,000 Series B Shares owned by Mr. Knight or affiliates were converted into 480,000 common shares which were exchanged for 480,000 common shares of Apple Hospitality Two valued at $8 per share.
(6)	Effective April 1, 2005, Cornerstone merged with and into a subsidiary of Colonial Properties Trust.
(7)	Effective February 1, 2003, Apple Hospitality Five advisory fees and related expenses are paid to Apple Hospitality Two.

Information on prior programs is not indicative of our capitalization or operations and is not necessarily indicative of our future results. Purchasers of Units in our offering will own no interest in these prior programs.

TABLE III – PART 1: OPERATING RESULTS OF PRIOR PROGRAMS*

Table III presents a summary of the annual operating results for Cornerstone, Apple REIT Six, Apple Hospitality Five, Apple Hospitality Two and Apple Suites, whose offerings closed or were in progress in the five year period ending December 31, 2005. Cornerstone merged into Colonial Properties Trust on April 1, 2005, therefore no results are presented for the year ended December 31, 2005. Apple Suites merged into Apple Hospitality Two on January 31, 2003. Table III is shown on both an income tax basis as well as in accordance with generally accepted accounting principles, the only significant difference being the methods of calculating depreciation.

	2004 Cornerstone	2003 Cornerstone	2002 Cornerstone	2001 Cornerstone	2005 Apple REIT Six	2004 Apple REIT Six	2005 Apple Hospitality Five	2004 Apple Hospitality Five
Gross revenues	$182,492,000	$171,652,000	$162,718,000	$152,667,698	$101,790,000	$14,435,000	$109,413,000	$90,260,000
Profit on sale of properties
Less: Operating expenses	97,043,000	82,668,000	74,860,000	62,171,562	68,733,000	11,623,000	71,207,000	59,107,000
Interest income (expense)	(46,050,000)	(45,622,000)	(41,653,000)	(30,454,911)	2,126,000	328,000	127,000	421,000
Depreciation	54,893,000	52,794,000	46,021,000	39,998,916	11,366,000	1,881,000	11,187,000	9,452,000
Net income (loss) GAAP basis	(15,494,000)	(7,298,000)	(83,000)	17,989,530	23,817,000	1,259,000	27,146,000	22,122,000
Taxable income	—	—	—	—	—	—	—	—
Cash generated from operations	40,026,000	41,678,000	46,815,000	50,826,085	28,907,000	2,904,000	38,504,000	30,955,000
Cash generated from sales
Cash generated from refinancing
Less cash distributions to investors	46,509,000	47,304,000	55,743,000	45,905,786	48,865,000	9,479,000	39,781,000	38,928,000
Cash generated after cash distribution	(6,483,000)	(5,626,000)	8,928,000	4,920,299	(19,958,000)	(6,575,000)	(1,277,000)	(7,973,000)
Less: Special items	—	—	—	—	—	—	—	—
Cash generated after cash distributions and special items	(6,483,000)	(5,626,000)	8,928,000	4,920,299	(19,958,000)	(6,575,000)	(1,277,000)	(7,973,000)
Capital contributions, net	6,908,000	51,666,000	6,774,000	6,468,580	471,784,000	333,295,000	(2,103,000)	89,836,000
Fixed asset additions	20,778,000	21,289,000	37,455,000	79,571,000	570,034,000	181,047,000	35,525,000	66,218,000
Line of credit-change in(1)	6,664,000	13,604,000	—	—	28,000,000	—	—	—
Cash generated(2)	373,000	13,000	(7,276,072)	4,515,431	(106,842,000)	142,766,000	(37,548,000)	14,810,000
End of period cash	1,766,000	1,393,000	1,380,000	8,656,072	35,948,000	142,790,000	1,082,000	38,630,000
Tax and distribution data per $1,000 invested
Federal income tax results
Ordinary Income	12	5	33	76	50	24	57	58

	2004 Cornerstone	2003 Cornerstone	2002 Cornerstone	2001 Cornerstone	2005 Apple REIT Six	2004 Apple REIT Six	2005 Apple Hospitality Five	2004 Apple Hospitality Five
Capital gain	7	2	—	—	—	—	—	—
Cash distributions to investors Source (on GAAP basis)
Investment income	12	5	33	76	50	24	57	58
Long-term capital gain	7	2		—	—	—	—	—
Return of capital	61	81	79	36	30	26	23	22
Source (on Cash basis)
Sales	7	—	—	—	—	—	—	—
Refinancings	—	—	—	—	—	—	—	—
Operations	73	88	112	112	80	50	80	80
Other	—	—	—	—	—	—	—	—
Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the Table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program)	100%				100%		100%

*	Any rows not reflected from SEC Industry Guide 5 are not applicable to the programs.
(1)	Amount reflects change in Company’s short term credit facilities.
(2)	Amount reflects the net change in Company’s cash balance during the year.

Information on prior programs is not indicative of our capitalization or operations and is not necessarily indicative of our future results.

Purchasers of Units in our offering will own no interest in these prior programs.

TABLE III – PART 2: OPERATING RESULTS OF PRIOR PROGRAMS

(See introduction to Part 1 of Table III for further information)

	2003 Apple Hospitality Five	2005 Apple Hospitality Two	2004 Apple Hospitality Two	2003 Apple Hospitality Two	2002 Apple Hospitality Two	2001 Apple Hospitality Two	2002 Apple Suites	2001 Apple Suites
Gross revenues	$33,130,000	$227,469,000	$211,193,000	$192,593,000	$105,254,000	$10,436,765	$48,724,590	$45,861,995
Profit on sale of properties	—	—	—	—	—	—	—	—
Less: Operating expenses	20,944,000	152,451,000	144,122,000	147,464,000	66,795,000	2,262,543	32,958,196	28,886,841
Interest income (expense)	(33,000)	(27,162,000)	(35,613,000)	(23,919,000)	(12,109,000)	633,466	(6,907,362)	(5,833,448)
Depreciation	4,001,000	25,722,000	24,363,000	19,016,000	7,467,000	1,084,933	5,555,431	4,787,486
Loss from discontinued operations	—	3,262,000	646,000	697,000	16,000	—	—	—
Net income (loss) GAAP basis	8,152,000	18,872,000	6,449,000	1,497,000	18,867,000	3,316,719	3,303,601	4,030,649
Taxable income	—	—	—	—	—	—	—	—
Cash generated from operations	10,656,000	46,819,000	20,367,000	35,923,000	24,002,069	4,694,360	7,237,462	9,118,278
Cash generated from sales
Cash generated from refinancing
Less cash distributions to investors	15,566,000	33,372,000	37,601,000	54,244,000	17,330,704	2,767,054	10,887,004	10,719,530
Cash generated after cash distribution	(4,910,000)	13,447,000	(17,234,000)	(18,321,000)	6,671,365	1,927,276	(3,649,542)	(1,601,252)
Special items	—	—	—	—	—	—	—	—
Cash generated after cash distributions and special items	(4,910,000)	13,447,000	(17,234,000)	(18,321,000)	6,671,365	1,927,276	(3,649,542)	(1,601,252)
Less: Capital contributions, net	356,429,000	119,000	—	90,107,000	145,242,291	122,888,957	—	35,862,615
Fixed asset additions	322,263,000	10,463,000	22,174,000	60,876,000	20,225,000	108,056,000	1,828,836	34,148,451
Line of credit-change in(1)	—	(7,175,000)	11,000,000	—	—	—	1,500,000	—
Cash generated(2)	23,817,000	(12,703,000)	(4,178,000)	(108,226,000)	110,052,964	15,468,741	(4,489,590)	5,678,833
End of period cash	23,820,000	415,000	13,118,000	17,296,000	125,521,805	15,468,841	3,842,301	8,331,891
Tax and distribution data per $1,000 invested
Federal income tax results
Ordinary Income	42	70	50	105	61	41	37	52
Capital gain	—	—	—	—	—	—	—	—
Cash distributions to investors Source (on GAAP basis)
Investment income	42	70	50	105	61	41	37	52
Long-term capital gain	—	—	—	—	—	—	—	—
Return of capital	38	10	40	20	39	34	49	25
Source (on Cash basis)
Sales	—	—	—	—	—	—	—	—
Refinancings	—	—	—	—	—	—	—	—
Operations	80	80	90	125	100	75	86	77
Other	—	—	—	—	—	—	—	—
Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the Table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program)		100%					100%

(1)	Amount reflects change in Company’s short term credit facilities.
(2)	Amount reflects the net change in Company’s cash balance during the year.

Information on prior programs is not indicative of our capitalization or operations and is not necessarily indicative of our future results.

Purchasers of Units in our offering will own no interest in these prior programs.

TABLE IV: RESULTS OF COMPLETED PROGRAMS

Table IV shows the aggregate results during the period of operation for Cornerstone Realty and Apple Suites, both of which completed operations within the five year period ending December 31, 2005. Cornerstone Realty merged into Colonial Properties Trust on April 1, 2005. Apple Suites merged into Apple Hospitality Two, Inc. on January 31, 2003.

	Cornerstone	Apple
	Realty (1)	Suites (2)
Dollar Amount Raised	$432,309,000	$125,000,000
Number of Properties Purchased	107	17
Date of Closing of Offering	12/01/01	4/17/01
Date of First Sale of Property	3/10/00	1/31/03
Date of Final Sale of Property	4/01/05	1/31/03
Tax and Distribution Data per $1,000 Investment through:
Federal Income Tax Results:
Ordinary income (loss)
— from operations	$688	$193
— from recapture	$407	$205
Capital Gain (loss)	$28	$—
Deferred Gain
— Capital	$—	$—
— Ordinary	$—	$—
Cash Distributions to Investors	$1,123	$398
Source (on GAAP basis)
— Investment income	$716	$193
— Return of Capital	$407	$205
Source (on cash basis)
— Sales	$7	$—
— Refinancing	$—	$—
— Operations	$1,116	$398
— Other	$—	$—
Receivable on Net Purchase Money Financing	$—	$—
(1) — Merged into a subsidiary of Colonial Properties Trust on April 1, 2005 (2) — Merged into a subsidiary of Apple Hospitality Two, Inc. on January 31, 2003

Information on prior programs is not indicative of our capitalization or operations and is not necessarily indicative of our future results. Purchasers of Units in our offering will own no interest in these prior programs.

TABLE V: SALES OR DISPOSALS OF PROPERTIES

On July 23, 1999, Apple Residential merged with Cornerstone. Prior to the merger, Apple Residential owned 29 apartment communities containing 7,503 apartment homes. The aggregate purchase price of these apartment communities was $311 million. In addition, Apple Residential’s debt of approximately $32 million was assumed by Cornerstone.

On January 31, 2003, Apple Suites, Inc. merged into a subsidiary of Apple Hospitality Two. Prior to the merger, Apple Suites owned 17 extended-stay hotels.

On April 1, 2005, Cornerstone merged into a subsidiary of Colonial Properties Trust. Prior to the merger, Cornerstone owned 87 apartment communities.

Sale of 20 Cornerstone apartment communities from January 1, 2000 through April 1, 2005

(date of merger into subsidiary of Colonial Properties Trust):

Selling Price, Net of Closing Costs and GAAP Adjustments

Property	Date Acquired	Date of Sale	Cash Received Net of Closing Costs	Mortgage Balance at Time of Sale	Purchase Money Mortgage Taken Back by Program	Adjustments Resulting from Application of GAAP	Total	Original Mortgage Financing	Total Acquisition Cost, Capital Improvements, Closing and Soft Costs	Total	Excess (Deficiency) of Property Operating Cash Receipts Over Cash Expenditures
Polo Club	Jun-93	Mar-00	$6,981,271	—	—	—	$6,981,271	—	$6,316,249	$6,316,249	$665,022
The Hollows	Jun-93	Mar-00	9,022,300	—	—	—	9,022,300	—	5,399,048	5,399,048	3,623,252
County Green	Dec-93	Mar-00	6,968,193	—	—	—	6,968,193	—	4,513,698	4,513,698	2,454,495
Wimbledon Chase	Feb-94	Mar-00	9,642,424	—	—	—	9,642,424	—	4,921,443	4,921,443	4,720,981
Chase Mooring	Aug-94	Mar-00	9,708,525	—	—	—	9,708,525	—	6,349,566	6,349,566	3,358,959
Wind Lake	Apr-95	Mar-00	11,719,900	—	—	—	11,719,900	—	10,034,679	10,034,679	1,685,221
Magnolia Run	Jun-95	Mar-00	7,083,707	—	—	—	7,083,707	—	6,062,839	6,062,839	1,020,868
Breckinridge	Jun-95	Mar-00	7,087,026	—	—	—	7,087,026	—	6,482,929	6,482,929	604,097
Bay Watch Pointe	Jul-95	Mar-00	5,202,102	—	—	—	5,202,102	—	4,629,336	4,629,336	572,766
Hanover Landing	Aug-95	Mar-00	7,844,760	—	—	—	7,844,760	—	6,912,569	6,912,569	932,191
Osprey Landing	Nov-95	Mar-00	7,117,989	—	—	—	7,117,989	—	5,187,648	5,187,648	1,930,341
Sailboat Bay	Nov-95	Mar-00	14,033,626	—	—	—	14,033,626	—	13,618,785	13,618,785	414,841
West Eagle Green	Mar-96	Mar-00	6,270,754	—	—	—	6,270,754	—	5,681,319	5,681,319	589,435
Savannah West	Jul-96	Mar-00	12,477,233	—	—	—	12,477,233	—	12,738,393	12,738,393	(261,160)
Paces Arbor	Mar-97	Mar-00	6,135,943	—	—	—	6,135,943	—	5,894,202	5,894,202	241,741
Paces Forest	Mar-97	Mar-00	7,158,690	—	—	—	7,158,690	—	6,781,827	6,781,827	376,863
Signature Place	Aug-96	Mar-00	6,900,000	—	—	—	6,900,000	—	7,792,000	7,792,000	(892,000)
Polo Run	Jul-99	Feb-03	9,000,000	—	—	—	9,000,000	—	9,156,000	9,156,000	(156,000)
Arbors at Windsor Lake	Jan-97	Jul-04	10,500,000	—	—	—	10,500,000	—	12,327,274	12,327,274	(1,827,274)
Stone Ridge	Dec-93	Jul-04	5,500,000	—	—	—	5,500,000	—	6,688,548	6,688,548	(1,188,548)

			$166,354,443				$166,354,443		$147,488,352	$147,488,352	$18,866,091

Information on prior programs is not indicative of our capitalization or operations and is not necessarily indicative of our future results.

Purchasers of Units in our offering will own no interest in these prior programs.

INDEX TO FINANCIAL STATEMENTS

Financial Statements of Company

Apple REIT Seven, Inc. (Unaudited)

Consolidated Balance Sheets—June 30, 2006 and December 31, 2005	F – 3
Consolidated Statement of Operations—For the three and six months ended June 30, 2006, and the period from May 26, 2005 (initial capitalization) through June 30, 2005	F – 4
Consolidated Statement of Cash Flows—For the six months ended June 30, 2006, and the period from May 26, 2005 (initial capitalization) through June 30, 2005	F – 5
Notes to Consolidated Financial Statements	F – 6

Financial Statements of Businesses Acquired

West Houston, Texas—Marriott Residence Inn Hotel

(Audited)

Independent Auditors’ Report	F – 12
Combined Balance Sheets—December 31, 2005 and 2004	F – 13
Combined Statements of Partners’ Equity—Years Ended December 31, 2005 and 2004	F – 14
Combined Statements of Operations—Years Ended December 31, 2005 and 2004	F – 15
Combined Statements of Cash Flows—Years Ended December 31, 2005 and 2004	F – 16
Notes to the Combined Financial Statements	F – 17

(Unaudited)

Combined Balance Sheets—March 31, 2006 and December 31, 2005	F – 19
Combined Statements of Partners’ Equity—Three Months Ended March 31, 2006 and 2005	F – 20
Combined Statements of Operations—Three Months Ended March 31, 2006 and 2005	F – 21
Combined Statements of Cash Flows—Three Months Ended March 31, 2006 and 2005	F – 22

Brownsville, Texas—Courtyard by Marriott Hotel

(Audited)

Independent Auditors’ Report	F – 23
Balance Sheet—December 31, 2005	F – 24
Statement of Partners’ Equity—Year Ended December 31, 2005	F – 25
Statement of Operations—Year Ended December 31, 2005	F – 26
Statement of Cash Flows—Year Ended December 31, 2005	F – 27
Notes to the Financial Statements	F – 28

(Unaudited)

Balance Sheet—March 31, 2006	F – 30
Statement of Partners’ Equity—Three Months Ended March 31, 2006	F – 31
Statement of Operations—Three Months Ended March 31, 2006	F – 32
Statement of Cash Flows—Three Months Ended March 31, 2006	F – 33

Bernardo Venture (previous owner of hotel in San Diego, California)

(Audited)

Report of Independent Auditors	F – 34
Balance Sheets—December 31, 2005 and 2004	F – 35
Statements of Operations and Partners’ Capital—Years ended December 31, 2005 and 2004	F – 36
Statements of Cash Flows—Years ended December 31, 2005 and 2004	F – 37
Notes to Financial Statements	F – 38

(Unaudited)

Balance Sheet—March 31, 2006 and December 31, 2005	F – 41
Statement of Operations—Three Months Ended March 31, 2006 and 2005	F – 42
Statement of Cash Flows—Three Months Ended March 31, 2006 and 2005	F – 43

Pro Forma Financial Information

Apple REIT Seven, Inc. (Unaudited)

Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2006	F – 44
Notes to Pro Forma Condensed Consolidated Balance Sheet	F – 46
Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 2005 and the three months ended March 31, 2006	F – 47
Notes to Pro Forma Condensed Consolidated Statements of Operations	F – 49

APPLE REIT SEVEN, INC.

CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2006 AND DECEMBER 31, 2005

(Unaudited)

(In thousands, except share data)

	June 30, 2006	December 31, 2005
ASSETS
Investment in real estate, net of accumulated depreciation of $294 and $—, respectively	$57,965	$—
Cash and cash equivalents	85,856	50
Due from third party managers	406	—
Other assets	2,848	473

TOTAL ASSETS	$147,075	$523

LIABILITIES
Note payable	$—	$400
Accounts payable and accrued expenses	747	152

TOTAL LIABILITIES	747	552

SHAREHOLDERS’ EQUITY
Preferred stock, authorized 15,000,000 shares; none issued and outstanding
Series A preferred shares, no par value, authorized 200,000,000 shares; issued and outstanding 15,272,938 and 10 shares, respectively	—	—
Series B convertible preferred stock, no par value, authorized 240,000 shares; issued and outstanding 240,000 shares	24	24
Common stock, no par value, authorized 200,000,000 shares; issued and outstanding 15,272,938 and 10 shares, respectively	148,143	—
Distributions greater than net income, and retained deficit	(1,839)	(53)

TOTAL SHAREHOLDERS’ EQUITY	146,328	(29)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$147,075	$523

See notes to consolidated financial statements.

APPLE REIT SEVEN, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

(in thousands, except per share data)

	Three months ended June 30, 2006	Six months ended June 30, 2006	For the period from May 26, 2005 (initial capitalization) through June 30, 2005
REVENUES:
Room revenue	$1,550	$1,550	$—
Other revenue	122	122	—

TOTAL REVENUE	1,672	1,672	—

EXPENSES:
Operating expense	431	431	—
Hotel administrative expense	150	150	—
Sales and marketing	152	152	—
Utilities	82	82	—
Repair and maintenance	69	69	—
Franchise fees	77	77	—
Management fees	44	44	—
Taxes, insurance and other	123	123	—
General and administrative	680	745	—
Depreciation expense	294	294	—

TOTAL EXPENSES	2,102	2,167	—

OPERATING LOSS	(430)	(495)	—
Interest income	548	630	—
Interest expense	—	(6)	(1)

NET INCOME (LOSS)	$118	$129	$(1)

Basic and diluted earnings (loss) per common share	$0.01	$0.02	$(101.65)

Weighted average shares outstanding; basic and diluted (000’s)	9,347	5,175	—
Distributions declared and paid per common share	$0.22	$0.22	$—

See notes to consolidated financial statements.

Note: The Company was initially capitalized on May 26, 2005 and commenced operations on April 27, 2006.

APPLE REIT SEVEN, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

(in thousands)

	Six months ended June 30, 2006	For the period from May 26, 2005 (initial capitalization) through June 30, 2005
CASH FLOW FROM OPERATING ACTIVITIES:
Net income (loss)	$129	$(1)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation of real estate owned and other non-cash expense	309	—
Changes in operating assets and liabilities:
Increase in funds due from third party managers	(360)	—
Increase in other operating assets	(62)	—
Increase in accrued operating expenses and accounts payable	101	1

NET CASH PROVIDED BY OPERATING ACTIVITIES	117	—

CASH FLOW FROM INVESTING ACTIVITIES
Cash paid for the acquisition of hotel properties	(58,298)	—
Deposits and other disbursements for potential acquisition of hotel properties	(2,185)	—
Capital improvements	(3)	—

NET CASH USED IN INVESTING ACTIVITIES	(60,486)	—

CASH FLOW FROM FINANCING ACTIVITIES:
Net proceeds (disbursements) related to issuance of common and preferred stock	148,491	(172)
Cash distributions paid to shareholders	(1,916)	—
Proceeds from note payable	—	300
Payment of note payable	(400)	—

NET CASH PROVIDED BY FINANCING ACTIVITIES	146,175	128

NET INCREASE IN CASH AND CASH EQUIVALENTS	85,806	128

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	50	—

CASH AND CASH EQUIVALENTS, END OF PERIOD	$85,856	$128

See notes to consolidated financial statements.

Note: The Company was initially capitalized on May 26, 2005 and commenced operations on April 27, 2006.

APPLE REIT SEVEN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1    Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with the instructions for Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information required by accounting principles generally accepted in the United States. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. These unaudited financial statements should be read in conjunction with the Company’s audited financial statements included in its registration statement filed on Form S-11 with the Securities and Exchange Commission (File No. 333-125546). Operating results for the six month and three month periods ended June 30, 2006 are not necessarily indicative of the results that may be expected for the twelve month period ending December 31, 2006.

General Information and Summary of Significant Accounting Policies

Organization

Apple REIT Seven, Inc. together with its wholly owned subsidiaries (“Apple REIT Seven” or the “Company”) is a Virginia corporation that intends to qualify as a real estate investment trust (“REIT”) for federal income tax purposes. The Company was formed to invest in hotels, residential apartment communities and other selected real estate. The Company’s initial investment in and purchase of commercial real estate property occurred on April 27, 2006. Apple REIT Seven’s initial capitalization occurred on May 26, 2005, when 10 Units (each Unit consisting of one common stock and one Series A preferred share) were purchased by Apple Seven Advisors, Inc. and 240,000 Series B convertible preferred shares were purchased by Mr. Glade M. Knight, Chairman, Chief Executive Officer and President of the Company. The Company’s fiscal year end is December 31. The consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany accounts and transactions have been eliminated upon consolidation.

Earnings per Common Share

Basic earnings per common share is computed based upon the weighted average number of shares outstanding during the period. Diluted earnings per share is calculated after giving effect to all potential common shares that were dilutive and outstanding for the period. Series B convertible preferred shares are not included in earnings per common share until such time it becomes probable that such shares can be converted to common shares.

Cash and cash equivalents

Cash and cash equivalents include highly liquid investments with original maturities of three months or less. The fair market value of cash and cash equivalents approximate their carrying value. Cash equivalents are placed with high credit quality institutions and the balances may exceed federal depository insurance limits.

Comprehensive Income

The Company had no transactions which generated any differences between comprehensive income and net income during the periods reported.

Income Taxes

The Company intends to make an election to be treated, and expects to qualify, as a REIT under the Internal Revenue Code of 1986, as amended. As a REIT, the Company will be allowed a deduction for the amount of dividends paid to its shareholders, thereby subjecting the distributed net income of the Company to taxation only at the shareholder level. The Company’s continued qualification as a REIT will depend on its compliance with numerous requirements, including requirements as to the nature of its income and distribution of dividends.

APPLE REIT SEVEN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company has established Apple Seven Hospitality Management, Inc. as a 100% owned taxable REIT subsidiary (“TRS”). The TRS or one of its subsidiaries leases each hotel from the Company, and is subject to income tax at regular corporate rates on any income that is earned.

Start Up Costs

Start up costs are expensed as incurred.

Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Offering Costs

The Company is raising capital through a “best-efforts” offering of Units by David Lerner Associates, Inc., (the “Managing Dealer”), which receives a selling commission and a marketing expense allowance based on proceeds of the Units sold. Additionally, the Company has incurred other offering costs including costs for legal, accounting and reporting services. These offering costs are recorded by the Company as a reduction of shareholders’ equity. As of June 30, 2006, the Company had sold 15.3 million Units for gross proceeds of $165.6 million and proceeds net of offering costs of $148.1 million.

Note 2    Summary of Acquisitions

Effective April 26, 2006, the Company closed on the purchase of a Residence Inn by Marriott hotel in Houston, Texas, which contains 129 rooms and began operations in April 2006. The gross purchase price of the hotel was $13.6 million. This was the Company’s initial investment in real estate property.

Effective May 9, 2006, the Company closed on the purchase of a Hilton Garden Inn hotel located in San Diego, California containing 200 rooms. The hotel was in operation when acquired, and originally opened in 2004. The gross purchase price of the hotel was $34.5 million.

Effective June 19, 2006, the Company closed on the purchase of a Courtyard by Marriott hotel in Brownsville, Texas. The hotel contains 90 rooms and began operations in June 2006. The gross purchase price of the hotel was $8.55 million.

The aggregate gross purchase price of $56.65 million for these hotels was funded by the Company’s ongoing offering of Units. The Company leased all of its hotels to its wholly-owned taxable REIT subsidiary (TRS), or to a wholly-owned subsidiary of the TRS, under hotel lease agreements. No goodwill or intangible assets were recorded in connection with any of the acquisitions.

The Company also used the proceeds of its ongoing offering to pay 2% of the aggregate gross purchase price for these hotels, totaling $1.1 million, as a brokerage commission to Apple Suites Realty Group, Inc. (“ASRG”). This entity is owned by Glade M. Knight, who is one of the Company’s directors and its Chief Executive Officer. These costs have been capitalized to investment in real estate properties.

At June 30, 2006, investment in real estate consisted of the following (in thousands):

Land	$7,240
Building and Improvements	48,020
Furniture, Fixtures and Equipment	2,999

58,259
Less Accumulated Depreciation	(294)

Investment in Real Estate, net	$57,965

APPLE REIT SEVEN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of June 30, 2006, the Company has entered into purchase contracts for 11 additional hotels. Nine of these hotels are expected to close before year-end; two of these hotels are under construction and are expected to close in 2007. Although the Company believes it will acquire these hotels, there can be no assurance that all of the conditions to closing will be satisfied. Contract deposits for these hotels are included in other assets in the Company’s consolidated balance sheet as of June 30, 2006, and in deposits and other disbursements for potential acquisition of hotel properties in the consolidated statement of cash flows. The following table summarizes the location, brand, gross purchase price, contract deposits, and number of rooms for each hotel. All dollar amounts are in thousands.

Location	Franchise/Brand	Gross Purchase Price	Deposits Paid	Number of Rooms
Montgomery, AL	Homewood Suites	$10,660	$100	91
Montgomery, AL	Hilton Garden Inn	10,385	100	97
Auburn, AL	Hilton Garden Inn	10,185	100	101
Huntsville, AL	Hilton Garden Inn	10,285	100	101
Troy, AL	Hampton Inn	6,130	100	82
Tupelo, MS	Hampton Inn	5,245	100	96
Omaha, NE	Courtyard	23,100	750	181
Seattle, WA	Residence Inn	54,200	250	234
Vancouver, WA	SpringHill Suites	15,750	500	119
Cincinnati, OH	Homewood Suites	7,900	150	76
Miami, FL	Courtyard	15,000	150	118

Total		$168,840	$2,400	1,296

Note 3    Related Parties

The Company has, and is expected to continue to engage in, significant transactions with related parties. These transactions cannot be construed to be at arms length, and the results of the Company’s operations may be different than if conducted with non-related parties.

The Company has entered into a Property Acquisition and Disposition Agreement with ASRG, to acquire and dispose of real estate assets for the Company. A fee of 2% of the gross purchase price or gross sale price, in addition to certain reimbursable expenses, is payable for these services. Fees paid to ASRG for property acquisitions are capitalized as part of the purchase price of the properties. Additionally, the Company has entered into an advisory agreement with Apple Seven Advisors, Inc. (“ASA”), to provide management of the Company and its assets. An annual fee ranging from .1% to .25% of total gross equity proceeds received by the Company, in addition to certain reimbursable expenses, is payable for these services. ASA utilizes Apple Hospitality Two, Inc. (“AHT”) to provide these services. Advisory fees and other reimbursable expenses incurred by the Company under the ASA advisory agreement during the three month and six month periods ended June 30, 2006 were $79 thousand and $135 thousand, respectively, and are included in general and administrative expenses in the Company’s consolidated statement of operations. ASRG and ASA are owned by Glade M. Knight, Chairman, Chief Executive Officer and President of the Company. Mr. Knight also serves as the Chairman and Chief Executive Officer of AHT and of other real estate investment trusts. Members of the Company’s Board of Director’s are also on the Board of Directors of AHT and/or Apple Hospitality Five, Inc.

APPLE REIT SEVEN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4    Line of Credit

Prior to the commencement of the Company’s Unit offering, the Company obtained an unsecured line of credit in a principal amount of $400,000 to fund some of its offering expenses. The lender was Wachovia Bank, N.A. The line of credit was fully paid during March 2006 and discharged.

Note 5    Series B Convertible Preferred Stock

The Company has issued 240,000 Series B convertible preferred shares to Glade M. Knight, Chairman, Chief Executive Officer and President of the Company, in exchange for the payment by him of $0.10 per Series B convertible preferred share, or an aggregate of $24,000. The Series B convertible preferred shares are convertible into common shares pursuant to the formula and on the terms and conditions set forth below.

There are no dividends payable on the Series B convertible preferred shares. Holders of more than two-thirds of the Series B convertible preferred shares must approve any proposed amendment to the articles of incorporation that would adversely affect the Series B convertible preferred shares.

Upon the Company’s liquidation, the holder of the Series B convertible preferred shares is entitled to a priority liquidation payment before any distribution of liquidation proceeds to the holders of the common shares. However, the priority liquidation payment of the holder of the Series B convertible preferred shares is junior to the holders of the Series A preferred shares distribution rights. The holder of a Series B convertible preferred share is entitled to a liquidation payment of $11 per number of common shares each Series B convertible preferred share would be convertible into according to the formula described below. In the event that the liquidation of the Company’s assets results in proceeds that exceed the distribution rights of the Series A preferred shares and the Series B convertible preferred shares, the remaining proceeds will be distributed between the common shares and the Series B convertible preferred shares, on an as converted basis.

Each holder of outstanding Series B convertible preferred shares shall have the right to convert any of such shares into Common Shares of the Company upon and for 180 days following the occurrence of any of the following events:

(1) substantially all of the Company’s assets, stock or business is sold or transferred through exchange, merger, consolidation, lease, share exchange, sale or otherwise, other than a sale of assets in liquidation, dissolution or winding up of the Company;

(2) the termination or expiration without renewal of the advisory agreement, or if the Company ceases to use ASRG to provide property acquisition and disposition services; or

(3) the Company’s common shares are listed on any securities exchange or quotation system or in any established market.

APPLE REIT SEVEN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Upon the occurrence of any conversion event, each Series B convertible preferred share may be converted into a number of common shares based upon the gross proceeds raised through the date of conversion in the $1 billion offering according to the following table:

Gross Proceeds Raised from Sales of Units through Date of Conversion	Number of Common Shares through Conversion of One Series B Convertible Preferred Share
$100 million	1.83239
$150 million	3.19885
$200 million	4.83721
$250 million	6.11068
$300 million	7.29150
$350 million	8.49719
$400 million	9.70287
$450 million	10.90855
$500 million	12.11423
$550 million	13.31991
$600 million	14.52559
$650 million	15.73128
$700 million	16.93696
$750 million	18.14264
$800 million	19.34832
$850 million	20.55400
$900 million	21.75968
$950 million	22.96537
$1 billion	24.17104

In the event that after raising gross proceeds of $1 billion, the Company raises additional gross proceeds in a subsequent public offering, each Series B convertible preferred share may be converted into an additional number of common shares based on the additional gross proceeds raised through the date of conversion in a subsequent public offering according to the following formula: (X/50 million) x 1.20568, where X is the additional gross proceeds rounded down to the nearest 50 million.

No additional consideration is due upon the conversion of the Series B convertible preferred shares. The conversion into common shares of the Series B convertible preferred shares will result in dilution of the shareholders’ interests.

Compensation expense related to issuance of 240,000 Series B convertible preferred shares to Mr. Knight will be recognized at such time when the number of common shares to be issued for conversion of the Series B shares can be reasonably estimated and the event triggering the conversion of the Series B shares to common shares occurs. The expense will be measured as the difference between the fair value of the common stock for which the Series B shares can be converted and the amount paid for the Series B shares. Although the fair market value cannot be determined at this time, compensation expense if the maximum offering is achieved could range from $0 to in excess of $63 million (assumes $11 per unit fair market value).

Note 6    Pro Forma Information

The following unaudited pro forma information for the three month and six month periods ended June 30, 2006, is presented as if the acquisitions of the three hotels occurred on the latter of January 1, 2006 or the

APPLE REIT SEVEN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

opening date of the hotel. The pro forma information does not purport to represent what the Company’s results of operations would actually have been if such transactions, in fact, had occurred on these applicable dates, nor does it purport to represent the results of operations for future periods. The Company’s hotel in Houston, Texas opened in April 2006, and the Company’s hotel in Brownsville, Texas opened in June 2006.

(in thousands, except per share data)	For the three months ended June 30, 2006	For the six months ended June 30, 2006
Hotel revenues	$2,352	$3,963
Net income	$593	$851
Net income per share - basic and diluted	$0.06	$0.12

The pro forma information reflects adjustments for actual revenues and expenses of the three hotels acquired as of June 30, 2006 for the respective period in operation during 2006 prior to acquisition by the Company. Net income has been adjusted as follows: (1) depreciation has been adjusted based on the Company’s basis in the hotels; and (2) interest expense related to prior owner’s debt, which was not assumed, has been eliminated, and interest income has been reduced to reflect the use of cash balances to fund property purchases.

Note 7    Subsequent Events

On July 17, 2006, the Company paid $.073334 per outstanding common share, totaling $1.1 million, in a dividend distribution to its common shareholders.

During July 2006, the Company closed on the issuance of 3,284,044 Units, representing gross proceeds to the Company of $36.1 million and proceeds net of selling and marketing costs of $32.5 million.

On August 1, 2006, the Company entered into a contract for the purchase of a Homewood Suites hotel located in Sarasota, Florida. The gross purchase price for the hotel, which has 100 rooms, is $13.8 million.

Independent Auditors’ Report

To the Board of Directors

Apple Seven Hospitality, Inc.

Richmond, Virginia

We have audited the accompanying combined balance sheets of the West Houston, Texas - Marriott Residence Inn Hotel (the Hotel), as of December 31, 2005 and 2004, and the related combined statements of operations, partners’ equity and cash flows for the years then ended. These combined financial statements are the responsibility of the management of the Hotel. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Hotel as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

/s/ L.P. Martin & Company P.C.

April 28, 2006

WEST HOUSTON, TEXAS - MARRIOTT RESIDENCE INN HOTEL

COMBINED BALANCE SHEETS

DECEMBER 31, 2005 AND 2004

	2005	2004
ASSETS

INVESTMENT IN HOTEL PROPERTY:
Land	$1,048,296	$1,513,648
Construction in Progress	9,370,004	455,300
Furnishings and Equipment	319,542	—

TOTAL INVESTMENT IN HOTEL PROPERTY	10,737,842	1,968,948

Cash and Cash Equivalents	97,849	32,340
Due from Affiliate	1,100	2,200
Franchise Fees	52,000	52,000

	150,949	86,540

TOTAL ASSETS	$10,888,791	$2,055,488

LIABILITIES AND PARTNERS’ EQUITY

LIABILITIES:
Mortgages Payable	$7,450,096	$940,560
Accounts Payable	2,525,084	313,651
Deposits and Accrued Liabilities	52,316	30,170

TOTAL LIABILITIES	10,027,496	1,284,381

PARTNERS’ EQUITY	861,295	771,107

TOTAL LIABILITIES AND PARTNERS’ EQUITY	$10,888,791	$2,055,488

The accompanying notes are an integral part of these combined financial statements.

WEST HOUSTON, TEXAS - MARRIOTT RESIDENCE INN HOTEL

COMBINED STATEMENTS OF PARTNERS’ EQUITY

YEARS ENDED DECEMBER 31, 2005 AND 2004

Balance, January 1, 2004	$474,661
Equity Contributions, net	298,350
Net Loss	(1,904)

Balance, December 31, 2004	771,107
Net Income	90,188

Balance, December 31, 2005	$861,295

The accompanying notes are an integral part of these combined financial statements.

WEST HOUSTON, TEXAS - MARRIOTT RESIDENCE INN HOTEL

COMBINED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004
REVENUES	$—	$—

EXPENSES:
General and Administrative	2,939	1,904

OPERATING LOSS	(2,939)	(1,904)

OTHER INCOME:
Gain on Sale of Land	93,127	—

NET INCOME (LOSS)	$90,188	$(1,904)

The accompanying notes are an integral part of these combined financial statements.

WEST HOUSTON, TEXAS - MARRIOTT RESIDENCE INN HOTEL

COMBINED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004
CASH FLOWS TO OPERATING ACTIVITIES:
Net Income (Loss)	$90,188	$(1,904)
Adjustments to reconcile net income (loss) to net cash used by operating activities:
Gain on Sale of Land	(93,127)	—

NET CASH USED BY OPERATING ACTIVITIES	(2,939)	(1,904)

CASH FLOWS TO INVESTING ACTIVITIES:
Proceeds from Sale of Land	596,000	—
Purchase of Hotel Property	(7,038,188)	(138,642)
Payment of Franchise Fees	—	(52,000)

CASH FLOWS TO INVESTING ACTIVITIES	(6,442,188)	(190,642)

CASH FLOWS FROM FINANCING ACTIVITIES:
Mortgage Loan Proceeds	7,450,096	47,487
Curtailment of Mortgage Payable	(940,560)	—
Affiliate Loans	1,100	(1,100)
Equity Contributions, net	—	298,350
Curtailment of Notes Payable	—	(135,000)

CASH FLOWS FROM FINANCING ACTIVITIES	6,510,636	209,737

NET INCREASE IN CASH	65,509	17,191

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	32,340	15,149

CASH AND CASH EQUIVALENTS, END OF YEAR	$97,849	$32,340

SUPPLEMENTAL DISCLOSURES:
Interest Paid: Capitalized to Investment in Hotel Property	$176,301	$47,487

NONCASH FINANCING AND INVESTING ACTIVITIES:
2005 and 2004 Hotel property purchases in the amounts of $2,233,579 and $314,028, respectively, were financed with accounts payable and accrued liabilities.

The accompanying notes are an integral part of these combined financial statements.

WEST HOUSTON, TEXAS - MARRIOTT RESIDENCE INN HOTEL

NOTES TO THE COMBINED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATION

The accompanying combined financial statements present the financial information of the West Houston, Texas - Marriott Residence Inn Hotel property (the Hotel) as of December 31, 2005 and 2004 and for the years then ended. The Hotel is being developed by and the Hotel improvements and furnishings are owned by Midway Eldridge Hotel Partners, L. P. The Hotel land is owned by an affiliate, Midway Eldridge Partners, L. P. which leases the Hotel land to Midway Eldridge Hotel Partners, L. P. These partnerships are collectively referred to as the “Owners”. The rent charge associated with this lease as well as all other intercompany transactions between these two affiliates have been eliminated in these combined financial statements. Transactions that are entity-specific have also been eliminated.

The Hotel land was acquired and construction began on the 129 room Hotel in 2003. At December 31, 2005, the Hotel was under construction and, accordingly, had not opened for business. Construction was completed and the Hotel opened for business April 27, 2006.

Residence Inn by Marriott Hotels specialize in providing extended stay lodging to business or leisure travelers. While customers may rent rooms for a night, terms up to a month or longer are available. Economic conditions in the Hotel locality will impact the Hotel’s future revenues and the ability to collect accounts receivable.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Cash and Cash Equivalents - Cash and cash equivalents includes demand deposits in banks.

Concentrations: Cash maintained at major financial institutions may at times during the year be in excess of the FDIC-insured limit. However, these deposits may be redeemed upon demand, and therefore, bear minimal risk.

Investment in Hotel Property - Land, construction in progress and furnishings and equipment are stated at the Owners’ cost. Costs of improvements including interest, financing costs and real estate taxes during the construction period are capitalized. Costs of normal repairs and maintenance are charged to expense as incurred. Upon the sale or retirement of property and equipment, the cost and related accumulated depreciation are removed from the respective accounts, and the resulting gain or loss, if any, is included in income.

Construction in progress consists of costs incurred to construct the Hotel and develop the site up to the time the Hotel is placed in operation.

No depreciation has been recorded to date since the Hotel has not been placed in operation.

Asset Impairment - Long-lived assets are evaluated for impairment based on undiscounted future cash flows, and, if impaired, are carried at fair value. Assets to be disposed of are reported at the lower of carrying value or fair value less cost to sell. No impairment losses have been recorded to date.

Loan Costs - Land acquisition and construction loan costs are capitalized to investment in hotel property and are depreciated in accordance with the Hotel’s normal depreciation policies.

WEST HOUSTON, TEXAS - MARRIOTT RESIDENCE INN HOTEL

NOTES TO THE COMBINED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2005 AND 2004

Income Taxes - The Hotel property was owned by two limited partnerships throughout the combined financial statement periods. Income and losses of a limited partnership are passed through to the partners and taxed on their individual income tax returns. Accordingly, the financial statements do not reflect an income tax provision.

NOTE 3 - RELATED PARTY TRANSACTIONS

The Owners have entered into a franchise agreement with Marriott International, Inc. to operate a Residence Inn by Marriott franchise. The franchise term is for twenty years, commencing with the opening date of the Hotel. The Hotel Owners have paid a $52,000 franchise fee to enter into this agreement.

The franchise agreement also requires the Owners to pay monthly royalty and marketing fees equal to five percent and two and one half percent of gross room revenue, respectively.

Included in the December 31, 2005 construction in progress balance is a $120,000 construction development fee earned by an affiliate of the Owners’ general partner. At December 31, 2005, $100,000 of the fee was paid and $20,000 was included in accounts payable.

NOTE 4 - MORTGAGE LOANS PAYABLE

On December 5, 2003, the Owners obtained a $1,082,250 mortgage loan from Southwest Bank of Texas, the proceeds of which were used to finance acquisition of the Hotel and to fund initial development costs. The note bore interest at prime plus one percent and was secured by a deed of trust on the Hotel’s real estate and the guarantee of certain officers of the general partner.

The above mortgage was paid on February 2, 2005 when the Owners obtained an $11,495,000 construction loan from Southwest Bank of Texas. The note requires monthly payments of interest only at the greater of prime plus one percent (8.25% at December 31, 2005) or 5.5%, until maturity on August 2, 2006. At December 31, 2005, the loan had an outstanding balance of $7,450,096. The loan is secured by a deed of trust on the Hotel’s real estate, security agreement, assignment of rents and guarantee of certain officers of the general partner.

Loan costs incurred and interest paid on both of these mortgages have been capitalized and included in investment in Hotel property.

NOTE 5 - SUBSEQUENT EVENT

The Hotel was sold to Apple Seven Hospitality, Inc. on April 26, 2006 for $13,600,000. On April 27, 2006, the Hotel opened for business.

WEST HOUSTON, TEXAS - MARRIOTT RESIDENCE INN HOTEL

COMBINED BALANCE SHEETS (UNAUDITED)

	March 31, 2006	December 31, 2005
ASSETS

INVESTMENT IN HOTEL PROPERTY:
Land	$1,048,296	$1,048,296
Construction in Progress	10,827,051	9,370,004
Furnishings and Equipment	575,445	319,542

TOTAL INVESTMENT IN HOTEL PROPERTY	12,450,792	10,737,842

Cash and Cash Equivalents	163,581	97,849
Due from Affiliate	1,100	1,100
Franchise Fees	52,000	52,000

	216,681	150,949

TOTAL ASSETS	$12,667,473	$10,888,791

LIABILITIES AND PARTNERS’ EQUITY

LIABILITIES:
Mortgage Payable	$10,537,847	$7,450,096
Accounts Payable	1,191,602	2,525,084
Deposits and Accrued Liabilities	76,729	52,316

TOTAL LIABILITIES	11,806,178	10,027,496
PARTNERS’ EQUITY	861,295	861,295

TOTAL LIABILITIES AND PARTNERS’ EQUITY	$12,667,473	$10,888,791

See also the audited financial statements included herein.

WEST HOUSTON, TEXAS - MARRIOTT RESIDENCE INN HOTEL

COMBINED STATEMENTS OF PARTNERS’ EQUITY

THREE MONTH PERIODS ENDED MARCH 31, 2006 AND 2005 (UNAUDITED)

	2006	2005
Balance, January 1	$861,295	$771,107
Net Income	—	89,759

Balance, March 31	$861,295	$860,866

See also the audited financial statements included herein.

WEST HOUSTON, TEXAS - MARRIOTT RESIDENCE INN HOTEL

COMBINED STATEMENTS OF OPERATIONS

THREE MONTH PERIODS ENDED MARCH 31, 2006 AND 2005 (UNAUDITED)

	2006	2005
REVENUES	$—	$—

EXPENSES:
General and Administrative	—	3,368

OPERATING LOSS	—	(3,368)

OTHER INCOME:
Gain on Sale of Land	—	93,127

NET INCOME	$—	$89,759

See also the audited financial statements included herein.

WEST HOUSTON, TEXAS - MARRIOTT RESIDENCE INN HOTEL

COMBINED STATEMENTS OF CASH FLOWS

THREE MONTH PERIODS ENDED MARCH 31, 2006 AND 2005 (UNAUDITED)

	2006	2005
CASH FLOWS FROM (TO) OPERATING ACTIVITIES:
Net Income	$—	$89,759
Adjustments to reconcile net income to net cash used by operating activities:
Gain on Sale of Land	—	(93,127)

NET CASH USED BY OPERATING ACTIVITIES	—	(3,368)

CASH FLOWS FROM (TO) INVESTING ACTIVITIES:
Proceeds from Sale of Land	—	596,000
Purchase of Hotel Property	(3,022,019)	(552,928)

CASH FLOWS FROM (TO) INVESTING ACTIVITIES	(3,022,019)	43,072

CASH FLOWS FROM (TO) FINANCING ACTIVITIES:
Mortgage Loan Proceeds	3,087,751	869,057
Curtailment of Mortgage Payable	—	(940,560)
Affiliate Loans	—	1,100

CASH FLOWS FROM (TO) FINANCING ACTIVITIES	3,087,751	(70,403)

NET INCREASE (DECREASE) IN CASH	65,732	(30,699)
CASH AND CASH EQUIVALENTS, JANUARY 1	97,849	32,340

CASH AND CASH EQUIVALENTS, MARCH 31	$163,581	$1,641

SUPPLEMENTAL DISCLOSURES:
Interest Paid: Capitalized to Investment in Hotel Property	$175,832	$13,920

See also the audited financial statements included herein.

Independent Auditors’ Report

To the Board of Directors

Apple Seven Hospitality, Inc.

Richmond, Virginia

We have audited the accompanying balance sheet of the Brownsville, Texas - Courtyard by Marriott Hotel (the Hotel), as of December 31, 2005, and the related statements of operations, partners’ equity and cash flows for the year then ended. These financial statements are the responsibility of the management of the Hotel. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Hotel as of December 31, 2005, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

/s/ L.P. Martin & Company, P.C.

June 1, 2006

BROWNSVILLE, TEXAS - COURTYARD BY MARRIOTT HOTEL

BALANCE SHEET

DECEMBER 31, 2005

ASSETS

INVESTMENT IN HOTEL PROPERTY:
Land	$426,409
Construction in Progress	3,447,430
Furnishings and Equipment	96,035

TOTAL INVESTMENT IN HOTEL PROPERTY	3,969,874

Cash and Cash Equivalents	534,911
Due from Affiliate	2,150
Franchise Fees	40,000

577,061

TOTAL ASSETS	$4,546,935

LIABILITIES AND PARTNERS’ EQUITY

LIABILITIES:
Mortgage Payable	$3,388,587
Accounts Payable	1,129,165
Due to Affiliates	1,041
Deposits and Accrued Liabilities	24,319

TOTAL LIABILITIES	4,543,112

PARTNERS’ EQUITY	3,823

TOTAL LIABILITIES AND PARTNERS’ EQUITY	$4,546,935

The accompanying notes are an integral part of this financial statement.

BROWNSVILLE, TEXAS - COURTYARD BY MARRIOTT HOTEL

STATEMENT OF PARTNERS’ EQUITY

YEAR ENDED DECEMBER 31, 2005

Balance, January 1, 2005	$—
Equity Contributions, net	653
Net Income	3,170

Balance, December 31, 2005	$3,823

The accompanying notes are an integral part of this financial statement.

BROWNSVILLE, TEXAS - COURTYARD BY MARRIOTT HOTEL

STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2005

REVENUES	$—

EXPENSES	—

OPERATING INCOME	—

OTHER INCOME:
Interest Income	3,170

NET INCOME	$3,170

The accompanying notes are an integral part of this financial statement.

BROWNSVILLE, TEXAS - COURTYARD BY MARRIOTT HOTEL

STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$3,170

CASH FLOWS TO INVESTING ACTIVITIES:
Purchase of Hotel Property	(2,816,390)
Payment of Franchise Fees	(40,000)

NET CASH USED BY INVESTING ACTIVITIES	(2,856,390)

CASH FLOWS FROM (TO) FINANCING ACTIVITIES:
Mortgage Loan Proceeds	3,388,587
Affiliate Loans	(1,109)
Equity Contributions, net	653

NET CASH PROVIDED BY FINANCING ACTIVITIES	3,388,131

NET INCREASE IN CASH	534,911
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	—

CASH AND CASH EQUIVALENTS, END OF YEAR	$534,911

SUPPLEMENTAL DISCLOSURES:
Interest Paid: Capitalized to Investment in Hotel Property	$62,495

NONCASH FINANCING AND INVESTING ACTIVITIES:
2005 Hotel property purchases in the amounts of $1,129,165 and $24,319, respectively, were financed with accounts payable and deposits and accrued liabilities.

The accompanying notes are an integral part of this financial statement.

BROWNSVILLE, TEXAS - COURTYARD BY MARRIOTT HOTEL

NOTES TO THE FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2005

NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATION

The accompanying financial statements present the financial information of the Brownsville, Texas - Courtyard by Marriott Hotel property (the Hotel) as of December 31, 2005 and for the year then ended. The Hotel is owned by BMC Hotel Property, Ltd., a Texas limited partnership. The partnership entity was formed during 2005. The partnership acquired the Hotel land and began construction on the 90 room Hotel during 2005.

The Hotel is being developed by W. I. Realty I, L. P., an affiliate. At December 31, 2005, the Hotel was under construction and, accordingly, had not opened for business. It is anticipated Hotel construction will be completed and the Hotel will open for business in the spring of 2006.

Courtyard by Marriott Hotels specialize in providing full service lodging for business or leisure travelers. Economic conditions in the Hotel locality will impact the Hotel’s future revenues and the ability to collect accounts receivable.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Cash and Cash Equivalents - Cash and cash equivalents includes demand deposits in banks.

Concentrations - Cash maintained at major financial institutions may at times during the year be in excess of the FDIC-insured limit. However, these deposits may be redeemed upon demand, and therefore, bear minimal risk.

Investment in Hotel Property - Land and construction in progress are stated at the Owner’s cost. Costs of improvements including interest, financing costs and real estate taxes during the construction period are capitalized. Capitalized interest totaled $62,495 in 2005. Costs of normal repairs and maintenance are charged to expense as incurred. Upon the sale or retirement of property and equipment, the cost and related accumulated depreciation are removed from the respective accounts, and the resulting gain or loss, if any, is included in income.

Construction in progress consists of costs incurred to construct the Hotel and develop the site up to the time the Hotel is placed in operation.

No depreciation has been recorded to date since the Hotel has not been placed in operation.

Asset Impairment - Long-lived assets are evaluated for impairment based on undiscounted future cash flows, and, if impaired, are carried at fair value. Assets to be disposed of are reported at the lower of carrying value or fair value less cost to sell. No impairment losses have been recorded to date.

Loan Costs - Land acquisition and construction loan costs are capitalized to investment in hotel property and are depreciated in accordance with the Hotel’s normal depreciation policies.

BROWNSVILLE, TEXAS - COURTYARD BY MARRIOTT HOTEL

NOTES TO THE FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2005

Income Taxes - The Hotel property was owned by a limited partnership throughout the financial statement period. Income and losses of a limited partnership are passed through to the partners and taxed on their individual income tax returns. Accordingly, the financial statements do not reflect an income tax provision.

NOTE 3 - RELATED PARTY TRANSACTIONS

The Owner has agreed to pay development fees of $270,000 to W. I. Realty I, L. P. in connection with development of the Hotel property. Through December 31, 2005, $177,000 was earned and has been included in construction in progress. The balance of $93,000 is scheduled to be paid in 2006.

The Owner has paid Marriott International, Inc. a $40,000 franchise fee to operate as a Courtyard by Marriott Hotel. The franchise term is for twenty years commencing with the opening date of the Hotel. The franchise agreement also requires the Owner to pay the franchisor monthly royalty and marketing fees equal to 5.5% and 2.0% of gross room revenue, respectively.

NOTE 4 - MORTGAGE LOAN PAYABLE

The Hotel property is encumbered by a construction loan with Compass Bank dated June 30, 2005 in the amount of $7,557,000. Through December 31, 2005, $3,388,587 has been advanced. The loan requires interest only payments and bears interest at a floating rate of LIBOR plus 2.0%, 6.22% at December 31, 2005.

The note is secured by the Hotel’s tangible and intangible assets and the guarantee of W. I. Realty I, L. P. The note is scheduled to mature on October 1, 2006.

NOTE 5 - SUBSEQUENT EVENT

The Owner has a sales contract with Apple Seven Hospitality, Inc. (Apple) and anticipates selling the Hotel land, improvements and furnishings to Apple in 2006. The sales price is anticipated to exceed the carrying value of the Hotel’s assets.

BROWNSVILLE, TEXAS, - COURTYARD BY MARRIOTT HOTEL

BALANCE SHEET (UNAUDITED)

	March 31, 2006	December 31, 2005
ASSETS

INVESTMENT IN HOTEL PROPERTY:
Land	$426,409	$426,409
Construction in Progress	5,024,333	3,447,430
Furnishings and Equipment	405,572	96,035

TOTAL INVESTMENT IN HOTEL PROPERTY	5,856,314	3,969,874

Cash and Cash Equivalents	544,464	534,911
Due from Affiliates	4,397	2,150
Franchise Fees	40,000	40,000

	588,861	577,061

TOTAL ASSETS	$6,445,175	$4,546,935

LIABILITIES AND PARTNERS’ EQUITY

LIABILITIES:
Mortgage Payable	$5,561,332	$3,388,587
Accounts Payable	837,936	1,129,165
Deposits and Accrued Liabilities	39,521	25,360

TOTAL LIABILITIES	6,438,789	4,543,112

PARTNERS’ EQUITY	6,386	3,823

TOTAL LIABILITIES AND PARTNERS’ EQUITY	$6,445,175	$4,546,935

See also the audited financial statements included herein.

BROWNSVILLE, TEXAS - COURTYARD BY MARRIOTT HOTEL

STATEMENT OF PARTNERS’ EQUITY

THREE MONTH PERIOD ENDED MARCH 31, 2006 (UNAUDITED)

Balance, January 1	$3,823
Net Income	2,563

Balance, March 31	$6,386

See also the audited financial statements included herein.

BROWNSVILLE, TEXAS - COURTYARD BY MARRIOTT HOTEL

STATEMENT OF OPERATIONS

THREE MONTH PERIOD ENDED MARCH 31, 2006 (UNAUDITED)

REVENUES	$—

EXPENSES:
General and Administrative	—

OPERATING INCOME	—

OTHER INCOME:
Interest Income	2,563

NET INCOME	$2,563

See also the audited financial statements included herein.

BROWNSVILLE, TEXAS - COURTYARD BY MARRIOTT HOTEL

STATEMENT OF CASH FLOWS

THREE MONTH PERIOD ENDED MARCH 31, 2006 (UNAUDITED)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$2,563

CASH FLOWS TO INVESTING ACTIVITIES:
Purchase of Hotel Property	(2,162,467)

CASH FLOWS FROM (TO) FINANCING ACTIVITIES:
Mortgage Loan Proceeds	2,172,745
Affiliate Loans	(3,288)

NET CASH PROVIDED BY FINANCING ACTIVITIES	2,169,457

NET INCREASE IN CASH	9,553

CASH AND CASH EQUIVALENTS, JANUARY 1	534,911

CASH AND CASH EQUIVALENTS, MARCH 31	$544,464

SUPPLEMENTAL DISCLOSURES:
Interest Paid: Capitalized to Investment in Hotel Property	$93,103

See also the audited financial statements included herein.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors

Apple REIT Seven, Inc.

Richmond, Virginia:

We have audited the accompanying balance sheets of Bernardo Venture, a California General Partnership (the “Company”), as of December 31, 2005 and 2004, and the related statements of operations and partners’ capital and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. These standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

/s/ Keiter, Stephens, Hurst, Gary & Shreaves, P.C.

June 16, 2006

BERNARDO VENTURE

Balance Sheets

December 31, 2005 and 2004

	2005	2004
Assets

Investment in hotel, net	$20,674,536	$21,337,066
Cash	354,092	157,445
Escrow deposits	251,407	—
Accounts receivable	12,544	15,793
Other assets, net	158,601	221,029

Total assets	$21,451,180	$21,731,333

Liabilities and Partners’ Capital

Liabilities:
Construction loan payable	$12,958,097	8,853,574
Accounts payable and accrued expenses	462,005	4,190,674

Total liabilities	13,420,102	13,044,248

Partners’ capital:
Partners’ capital	8,111,078	8,767,085
Syndication costs	(80,000)	(80,000)

Net partners’ capital	8,031,078	8,687,085

Total liabilities and partners’ capital	$21,451,180	$21,731,333

See accompanying notes to financial statements.

BERNARDO VENTURE

Statements of Operations and Partners’ Capital

Years Ended December 31, 2005 and 2004

	2005	2004
Revenues:
Rooms	$4,580,183	$29,386
Food and beverage	355,597	2,105

Total revenues	4,935,780	31,491

Operating expenses:
Rooms	1,389,935	29,116
Food and beverage	380,328	13,934
Depreciation and amortization	913,007	130,541
Real estate taxes and insurance	504,836	32,870
Property operation, maintenance and energy costs	486,863	36,668
Management fees	152,855	968
General and administrative	463,437	363,671

Total operating expenses	4,291,261	607,768

Operating income (loss)	644,519	(576,277)

Other expense:
Interest expense	(966,138)	—
Miscellaneous expense	(4,388)	(1,124)

Total other expense	(970,526)	(1,124)

Net loss	(326,007)	(577,401)

Partners’ capital, beginning of year	8,767,085	9,344,486
Distributions to partners	(330,000)	—

Partners’ capital, end of year	$8,111,078	$8,767,085

See accompanying notes to financial statements.

BERNARDO VENTURE

Statements of Cash Flows

Years Ended December 31, 2005 and 2004

	2005	2004
Cash flows from operating activities:
Net loss	$(326,007)	$(577,401)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	913,007	130,541
Changes in operating assets and liabilities:
Accounts receivable	3,249	(15,793)
Other assets, net	2,932	(45,927)
Accounts payable and accrued expenses	417,757	(411,535)

Net cash provided by (used in) operating activities	1,010,938	(920,115)

Cash flows from investing activities:
Purchases of property and equipment	(4,337,407)	(10,897,451)

Cash flows from financing activities:
Proceeds from construction loan	4,227,171	8,853,574
Payments on construction loan	(122,648)	—
Distributions to partners	(330,000)	—

Net cash provided by financing activities	3,774,523	8,853,574

Net increase (decrease) in cash and cash equivalents	448,054	(2,963,992)

Cash, beginning of year	157,445	3,121,437

Cash, end of year	$605,499	$157,445

Supplemental disclosure of cash flow information:
Cash paid for interest	$187,153	$—

Noncash investing and financing transactions:
Hotel construction costs accrued	$—	$4,146,426

See accompanying notes to financial statements.

BERNARDO VENTURE

Notes to Financial Statements

1.	Summary of Significant Accounting Policies:

Description of Business: Bernardo Venture (the “Company”), a California General Partnership, was formed in 2003 to construct and manage a 200-room Hilton Garden Inn in San Diego, California. The hotel opened for business in late 2004.

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Investment in Hotel: Investment in hotel is stated at cost. Major repairs and improvements are capitalized and normal maintenance and repairs are charged to expense as incurred. Depreciation is computed by the straight line method over the estimated useful lives of the related assets. Upon retirement or sale of an asset, the cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in operations.

Escrow Deposits: Escrow deposits are maintained under the control of the construction loan noteholder for the benefit of the Company.

Allowance for Doubtful Accounts: The Company uses the reserve method of accounting for doubtful accounts. The amount of doubtful accounts receivable was considered immaterial at 2005 and 2004, and no reserve was considered necessary.

Concentration of Credit Risks: The Company maintains its cash balances in multiple financial institutions and occasionally has cash balances in excess of federally insured limits.

Deferred Financing Costs: During 2003, the Company incurred $162,500 of costs for obtaining a construction loan. These costs have been capitalized and are being amortized over three years by a method that approximates the effective interest method. Accumulated amortization was $117,000 and $63,000 at December 31, 2005 and 2004, respectively. The total amortization of deferred financing costs was $54,000 for each of 2005 and 2004.

Impairment of Long-Lived Assets: The Company reviews the carrying value of its tangible and intangible assets whenever significant events or changes in circumstances occur that might impair the recovery of these costs. Recovery is evaluated by measuring the carrying value of the assets against the associated future estimated undiscounted cash flows.

Revenue Recognition: Room revenue represents revenue derived from the rental of rooms. Revenues are recognized as room stays occur.

Advertising and Promotion Costs: Advertising and promotion costs are charged to operations as incurred and amounted to $259,000 and $1,200 for 2005 and 2004, respectively.

Income Taxes: No provision for federal or state income taxes has been included in the financial statements since taxable income or loss of the Company is required to be reported by the partners on their income tax returns.

BERNARDO VENTURE

Notes to Financial Statements

2.	Investment in Hotel:

Investment in hotel at year-end consisted of:

	2005	2004
Land	$4,340,840	$4,340,840
Buildings and improvements	14,744,059	14,566,607
Furnishings and equipment	2,514,193	2,500,664

At cost	21,599,092	21,408,111
Less accumulated depreciation	(924,556)	(71,045)

Investment in hotel, net	$20,674,536	$21,337,066

Depreciation expense totaled $853,511 and $71,045 for 2005 and 2004, respectively.

3.	Construction Loan Payable:

In October 2003, the Company entered into a three-year construction loan agreement providing for funds of up to $13,000,000, the proceeds of which were used to construct and furnish the hotel. The loan is collateralized by a deed of trust on the hotel property. Interest accrued on the loan at the greater of 6.5% or a variable rate of LIBOR plus 4.75%, and was payable monthly in arrears from December 1, 2003 through May 1, 2005. Effective June 1, 2005 interest was payable, along with principal (based on a 20-year amortization schedule). The agreement provides for a one-year extension of the loan to October 31, 2007, upon payment of a 1% fee and meeting certain financial covenants, and also provides for a payment of a $162,000 exit fee if the loan is prepaid.

The outstanding balance of the loan at year-end was $12,958,097 for 2005 and $8,853,574 for 2004. Total interest cost incurred on the loan was $966,138 for 2005, all of which was charged to expense, and $288,102 for 2004, all of which was capitalized as part of the investment in hotel.

4.	Partners’ Capital and Allocations:

The Company has two General Partners, IWF Bernardo Investors, LP (“IWF”) and RBCA Partners, Limited (“RBCA”). RBCA was credited with $1,676,000 to its capital account for certain actions taken by its affiliates in obtaining permits and for financing pre-development expenses. In 2003, the Company recorded a corresponding charge to construction in progress for the $1,676,000. IWF was also credited with $150,000 to its capital account for a deferred fee, with a corresponding charge to construction in progress. The credits to the capital accounts of the General Partners were made pursuant to the provisions of the partnership agreement and represent the conclusion of the General Partners that such amounts are at fair value.

Profits and losses are allocated to partners in accordance with their percentage interests, as defined in the partnership agreement. Distributions of cash from operations are allocated in accordance with each partner’s percentage interest. Distributions from capital transactions are in proportion to each partners’ invested capital, then in accordance with their percentage interests.

5.	Related Party Transactions:

The Company paid management and accounting fees totaling $117,500 and $1,600 during 2005 and 2004 to Presidian Destinations, Ltd. (“Presidian”), a related entity. The Company also paid asset management fees totaling $51,000 during 2005 and $300 during 2004 to Invest West Financial Corporation, Inc. (“IWFC”), a related entity.

BERNARDO VENTURE

Notes to Financial Statements

During 2005, the Company paid an affiliated entity, pursuant to an agreement entered into at the Company’s inception, development fees totaling $684,294. These amounts were capitalized as part of the investment in hotel.

6.	Franchise Agreement:

The Company currently operates under a franchise agreement with Hilton Inns, Inc. (“Hilton”). Under the terms of the agreement, the Company makes monthly payments to Hilton for royalty and advertising payments of 3% and 4%, respectively, of gross room revenues. Franchise fees and costs charged to expense related to Hilton were $329,000 during 2005 and $1,700 during 2004.

An initial franchise fee of $82,500 was paid to Hilton in 2003, and is being amortized over 15 years. Accumulated amortization was $12,366 and $6,870 at December 31, 2005 and 2004, respectively, and $5,496 was expensed for each of 2005 and 2004.

7.	Buy-Sell Agreement:

The partnership agreement contains a buy-sell provision by which either partner may offer to acquire the other's interest for a price, as adjusted for certain items as described in the agreement. The offeree has the right to purchase the offeror's interest for the price offered, or to accept the offer to sell.

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (the “Standard”) in May 2003. The Standard establishes the accounting guidance related to how an issuer of certain financial instruments with characteristics of both liabilities and equity classifies and measures such instruments. Under the Standard, the Company’s partners’ capital subject to a buy-sell agreement may be required to be reclassified as liabilities and related distributions would be reported as a financing expense. The provisions of the Standard for the Company, as a non-public entity, are presently deferred indefinitely.

8.	Guarantees:

Financial Accounting Standards Board Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (“FIN 45”), expands on the accounting and disclosure requirements under prior accounting standards. It requires the disclosures of certain guarantees and clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of certain types of guarantee obligations.

Under the partnership agreement, the Company has certain obligations to indemnify its partners for certain events or occurrences. The maximum liability under these obligations is unlimited; however, the Company’s insurance policies serve to limit its exposure. The Company believes that the estimated fair value of these indemnification obligations is minimal.

9.	Subsequent Event:

On March 9, 2006, the Company entered into an agreement with Apple Seven Hospitality Ownership, Inc. to sell substantially all of the Company’s assets for a gross purchase price of $34.5 million. The sale closed on May 9, 2006.

BERNARDO VENTURE

Balance Sheet (Unaudited)

	As of March 31, 2006	As of December 31, 2005
Assets
Investment in hotel, net	$20,434,842	$20,674,536
Cash	533,717	354,092
Escrow deposits	208,843	251,407
Accounts receivable	33,545	12,544
Other assets, net	244,050	158,601

Total assets	$21,454,997	$21,451,180

Liabilities and Partners’ Capital
Liabilities:
Construction loan payable	$12,893,930	$12,958,097
Accounts payable and accrued expenses	473,180	462,005

Total liabilities	13,367,110	13,420,102

Partners’ capital	8,087,887	8,031,078

Total liabilities and partners’ capital	$21,454,997	$21,451,180

See also the audited financial statements included herein.

BERNARDO VENTURE

Statement of Operations (Unaudited)

For the Three Months Ended March 31, 2006 and 2005

	Three months ended March 31, 2006	Three months ended March 31, 2005
Revenues:
Rooms	$1,429,190	$787,305
Food and beverage	181,863	92,847

Total revenues	1,611,053	880,152

Operating expenses:
Rooms	436,468	282,766
Food and beverage	139,056	123,480
Depreciation and amortization	229,202	178,758
Real estate taxes and insurance	138,309	105,165
Property operation, maintenance and energy costs	126,427	100,351
Management fees	48,230	26,404
General and administrative	142,172	117,665

Total operating expenses	1,259,864	934,589

Operating income (loss)	351,189	(54,437)

Interest expense	294,380	145,628

Net income (loss)	$56,809	$(200,065)

See also the audited financial statements included herein.

BERNARDO VENTURE

Statement of Cash Flows (Unaudited)

For the Three Months Ended March 31, 2006 and 2005

	Three months ended March 31, 2006	Three months ended March 31, 2005
Cash flows from operating activities:
Net income (loss)	$56,809	$(200,065)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation and amortization	229,202	178,758
Changes in operating assets and liabilities:
Accounts receivable	(21,001)	(18,832)
Other assets, net	91,014	(16,582)
Accounts payable and accrued expenses	(89,776)	287,994

Net cash provided by operating activities	266,248	231,273

Cash flows from investing activities:
Purchases of property and equipment	(65,020)	(19,664)

Cash flows from financing activities:
Principal payments on construction loan	(64,167)	—

Net increase in cash balances	137,061	211,609

Cash, beginning of period	605,499	157,445

Cash, end of period	$742,560	$369,054

See also the audited financial statements included herein.

Apple REIT Seven, Inc.

Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2006 (unaudited)

(in thousands)

The following unaudited Pro Forma Condensed Consolidated Balance Sheet of Apple REIT Seven, Inc. (AR7) gives effect to the following acquisitions:

Franchise	Location	Gross Purchase Price (millions)	Acquisition Date
Residence Inn	Houston, TX	$13.6	April 27, 2006
Hilton Garden Inn	San Diego, CA	34.5	May 9, 2006
Courtyard	Brownsville, TX	8.6	June 19, 2006

Total		$56.7

This pro forma Balance Sheet also assumes all of the hotels had been leased to our wholly owned taxable REIT subsidiaries pursuant to master hotel lease arrangements. The hotels acquired will be managed by an affiliate of Inn Ventures, Inc. (San Diego, CA) or Western International, Inc. (Houston and Brownsville, TX) under separate management agreements.

Such pro forma information is based in part upon the historical Consolidated Balance Sheet of AR7 and the historical balance sheets of the hotels.

The following unaudited Pro Forma Condensed Consolidated Balance Sheet of AR7 is not necessarily indicative of what the actual financial position would have been assuming such transactions had been completed as of March 31, 2006, nor does it purport to represent the future financial position of AR7.

The unaudited Pro Forma Condensed Consolidated Balance Sheet should be read in conjunction with, and is qualified in its entirety by, the historical balance sheets of the acquired hotels included in this document.

Balance Sheet as of March 31, 2006 (unaudited)

(In thousands, except share data)

	Company Historical Balance Sheet	West Houston, Texas - Marriott Residence Inn Hotel	Bernardo Venture	Brownsville, Texas - Courtyard by Marriott Hotel	Pro forma Adjustments		Total Pro forma
ASSETS
Investment in hotel properties, net	$—	$12,451	$20,435	$5,856	$58,226	(A)	$58,226
					(38,742	)(B)
Cash and cash equivalents	57,050	163	534	545	(1,242	)(C)	2,000
					(55,050	)(F)
Restricted cash - escrow deposits	—	—	209	—	(209	)(C)	—
Other assets	53	53	277	44	(286	)(C)	141

Total Assets	$57,103	$12,667	$21,455	$6,445	$(37,303)		$60,367

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Note payable - secured	$—	$10,538	$12,894	$5,561	$(28,993	)(D)	$—
Accounts payable and accrued costs	356	1,268	473	878	(2,584	)(D)	391

Total liabilities	356	11,806	13,367	6,439	(31,577)		391

Shareholders’ equity	—	861	8,088	6	(8,955	)(E)	—
Preferred stock, authorized 15,000,000 shares	—	—	—	—	—		—
Series A preferred shares, no par value, authorized 200,000,000 shares	—	—	—	—	—		—
Series B preferred convertible stock, no par value, authorized 240,000 shares	24	—	—	—	—		24
Common stock, no par value, authorized 200,000,000 shares	56,765	—	—	—	3,229	(F)	59,994
Retained deficit	(42)	—	—	—	—		(42)

Total shareholders’ equity	56,747	861	8,088	6	(5,726)		59,976

Total liabilities and shareholders’ equity	$57,103	$12,667	$21,455	$6,445	$(37,303)		$60,367

Notes to Pro Forma Condensed Consolidated Balance Sheet (unaudited)

(A)	The total purchase price for the three hotel properties purchased consists of the following:

(In thousands)	West Houston, Texas - Marriott Residence Inn Hotel	Bernardo Venture	Brownsville, Texas - Courtyard by Marriott Hotel	Total
Purchase price per contract	$13,600	$34,500	$8,550	$56,650
Other closing costs	25	45	57	127
Other capitalized costs incurred	130	95	91	316
Acquisition fee payable to Apple Suites Realty Group (2% of purchase price per contract)	272	690	171	1,133

Investment in hotel properties	14,027	35,330	8,869	58,226	(A)

Net other assets/(liabilities) assumed	10	50	(7)	53

Total purchase price	$14,037	$35,380	$8,862	58,279

Less: Cash on hand at March 31, 2006 to fund acquisitions				(57,050)
Plus: Working capital requirements				2,000

Equity proceeds needed for acquisitions and working capital				$3,229	(F)

(B)	Represents elimination of historical net carrying value of real estate under prior owner.
(C)	Represents elimination of assets associated with prior owner, net of assets assumed.
(D)	Represents elimination of liabilities associated with prior owner, net of liabilities assumed.
(E)	Represents elimination of shareholders’ equity associated with the prior owner.
(F)	Represents the reduction of cash and cash equivalents by the amount required to fund the three acquisitions and issuance of additional shares.

Apple REIT Seven, Inc.

Pro Forma Condensed Consolidated Statements of Operations (unaudited)

For the year ended December 31, 2005 and the three month period ended March 31, 2006

(in thousands)

The following unaudited Pro Forma Condensed Consolidated Statements of Operations of Apple REIT Seven, Inc. (AR7) give effect to the following acquisitions:

Franchise	Location	Gross Purchase Price (millions)	Acquisition Date
Residence Inn	Houston, TX	$13.6	April 27, 2006
Hilton Garden Inn	San Diego, CA	34.5	May 9, 2006
Courtyard	Brownsville, TX	8.6	June 19, 2006

Total		$56.7

These pro forma Statements of Operations also assume all of the hotels had been leased to our wholly owned taxable REIT subsidiaries pursuant to master hotel lease arrangements. The hotels acquired will be managed by an affiliate of Inn Ventures, Inc. (San Diego, CA) or Western International, Inc. (Houston and Brownsville, TX) under separate management agreements.

Such pro forma information is based in part upon the historical Consolidated Statements of Operations of AR7 and the historical Statements of Operations of the hotels.

The following unaudited Pro Forma Condensed Consolidated Statements of Operations of AR7 is not necessarily indicative of what the actual financial results would have been assuming such transactions had been completed as of January 1, 2005, nor does it purport to represent the future financial results of AR7.

The unaudited Pro Forma Condensed Consolidated Statements of Operations should be read in conjunction with, and is qualified in its entirety by, the historical Statements of Operations of the acquired hotels included in this document.

For the year ended December 31, 2005 (unaudited)

(In thousands, except per share data)	Company Historical Statement of Operations (A)	West Houston, Texas - Marriott Residence Inn Hotel (A)	Bernardo Venture (A)	Brownsville, Texas - Courtyard by Marriott Hotel (A)	Pro forma Adjustments		Total Pro forma
Revenue:
Room revenue	$—	$—	$4,580	$—	$—		$4,580
Other operating revenue	—	—	356	—	—		356

Total revenue	—	—	4,936	—	—		4,936

Expenses
Operating expenses	—	—	2,257	—	—		2,257
General and administrative	40	3	468	—	357	(B)	868

Management fees	—	—	153	—	—		153
Taxes, insurance and other	—	—	505	—	—		505
Depreciation of real estate owned	—	—	913	—	(913	)(C)	937
					937	(D)
Interest, net	13	—	966	(3)	(1,036	)(E)	(60)

Total expenses	53	3	5,262	(3)	(655)		4,660
Gain on sale of land	—	93	—	—	(93	)(H)	—
Income tax expense	—	—	—	—	—	(G)	—

Net income (loss)	$(53)	$90	$(326)	$3	$562		$276

Income (loss) per common share:
Basic and diluted	$(5,251)						$0.07

Basic and diluted weighted average common shares outstanding (000s)	—				4,045	(F)	4,045

For the three months ended March 31, 2006 (unaudited)

(In thousands, except per share data)

	Company Historical Statement of Operations (A)	West Houston, Texas - Marriott Residence Inn Hotel (A)	Bernardo Venture (A)	Brownsville, Texas - Courtyard by Marriott Hotel (A)	Pro forma Adjustments		Total Pro forma
Revenue:
Room revenue	$—	$—	$1,429	$—	$—		$1,429
Other operating revenue	—	—	182	—	—		182

Total revenue	—	—	1,611	—	—		1,611

Expenses
Operating expenses	—	—	702	—	—		702
General and administrative	65	—	142	—	35	(B)	242
Management fees	—	—	48	—	—		48
Taxes, insurance and other	—	—	138	—	—		138
Depreciation and amortization	—	—	229	—	(229	)(C)	234
					234	(D)
Interest, net	(76)	—	294	(3)	(226	)(E)	(11)

Total expenses	(11)	—	1,553	(3)	(186)		1,353

Income tax expense	—	—	—	—	—	(G)	—

Net income	$11	$—	$58	$3	$186		$258

Income (loss) per common share:
Basic and diluted	$0.01						$0.06

Basic and diluted weighted average common shares outstanding (000s)	955				3,090	(F)	4,045

Notes to Pro Forma Condensed Consolidated Statements of Operations (unaudited):

(A)	Represents results of operations for the hotels on a pro forma basis as if the hotels were owned by the Company at January 1, 2005 and for the respective periods prior to acquisition by the Company in 2006. The Company was initially formed on May 20, 2005, and had no operations before that date. In addition, the Houston, Texas hotel and the Brownsville, Texas hotel did not open until April 27, 2006 and June 6, 2006, respectively, and therefore had limited historical operational activity before those dates.
(B)	Represents administrative and other costs associated with being a public company and owning additional properties, including the advisory fee, accounting and legal expenses.
(C)	Represents elimination of historical depreciation and amortization expense of the acquired properties.
(D)	Represents the depreciation on the hotels acquired based on the purchase price allocation to depreciable property and the dates the hotels began operation. The weighted average lives of the depreciable assets are 39 years for building and seven years for furniture, fixtures and equipment (FF&E). These estimated useful lives are based on management’s knowledge of the properties and the hotel industry in general.
(E)	Interest expense related to prior owner’s debt, which was not assumed, has been eliminated. Interest income recorded relates only to working capital balances.
(F)	Represents the weighted average number of shares required to be issued to generate the purchase price of each hotel. The calculation assumes all properties were acquired on the later of January 1, 2005 or the date the hotel opened.
(G)	Estimated income tax expense of our wholly owned taxable REIT subsidiaries is zero based on the contractual agreements put in place between the Company and our lessees, based on a combined tax rate of 40% of taxable income. Based on the terms of the lease agreements our taxable subsidiaries would have incurred a loss during these periods. No operating loss benefit has been recorded as realization is not certain.
(H)	Gain on sale of land was eliminated as this land was not part of the purchase contract.